UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

April 12, 2013

Dear Stockholder:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Employers Holdings, Inc. The meeting will be held on Thursday, May 23, 2013, beginning at 9:30 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 27, 2013 are entitled to vote at the 2013 Annual Meeting of Stockholders.
As described in the accompanying Notice and Proxy Statement, you will be asked to (i) elect a Director for a three-year term expiring in 2016, (ii) vote on a non-binding resolution to approve the compensation paid to the Company's Named Executive Officers, and (iii) ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2013.
Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2012 is available at www.ematerials.com/eig.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers our costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You can revoke your proxy any time prior to the Annual Meeting and submit a new proxy as you deem necessary.
I look forward to seeing you at the Annual Meeting on May 23, 2013.

Sincerely,
Robert J. Kolesar
Chairman of the Board

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, May 23, 2013

The 2013 Annual Meeting of Stockholders of Employers Holdings, Inc. (the “Company”) will be held on Thursday, May 23, 2013, beginning at 9:30 a.m. Pacific Daylight Time at the Reno-Sparks Convention Center located at 4590 South Virginia Street, Reno, Nevada for the following purposes:

1.	To elect one Class I Director to serve until the 2016 Annual Meeting of Stockholders;

2.	To hold an advisory (non-binding) vote to approve the compensation paid to the Company's Named Executive Officers;

3.	To ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only holders of the Company's common stock as of the close of business on March 27, 2013 have the right to receive notice of and to vote at the 2013 Annual Meeting of Stockholders and any postponement, adjournment or other delay thereof.
By Order of the Board of Directors,
Lenard T. Ormsby
Executive Vice President, Secretary and Chief Legal Officer

April 12, 2013
YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES IN PERSON BY BALLOT AT THE ANNUAL MEETING, OVER THE INTERNET, BY TELEPHONE, OR BY RETURNING A SIGNED AND DATED PROXY CARD.

America's small business insurance specialist.®

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tel 775 327-2700 | 10375 PROFESSIONAL CIRCLE | RENO, NV 89521-4802 | www.employers.com

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2013 Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
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Annual Meeting of Stockholders

Time and Date	9:30 a.m. Pacific Daylight Time on Thursday, May 23, 2013
Place	Reno-Sparks Convention Center 4590 South Virginia Street Reno, Nevada
Record date	March 27, 2013
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
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Meeting Agenda and Voting Matters

	Board Vote Recommendation	Page Reference (for more detail)
Election of Director	FOR THE DIRECTOR NOMINEE	7
Other Management Proposals:
Advisory (non-binding) vote to approve executive compensation	FOR	17
Ratification of Ernst & Young LLP as independent auditor for 2013	FOR	19
Transact other business that properly comes before the meeting
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Board Nominee

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Independent	AC	BGNC	FC	CC	EC	Other Public Company Boards
Michael D. Rumbolz	58	2005	Consultant	Yes	C FE	—	—	—	✓	Global Cash Access Holdings, Inc.

AC	Audit Committee	CC	Compensation Committee
C	Chair	EC	Executive Committee
FE	Financial expert	BGNC	Board Governance & Nominating Committee
FC	Finance Committee

Attendance	In 2012, each of our directors attended at least 75% of the Board and committee meetings on which he or she sits.

Director Elections	Each director nominee is elected by a plurality of votes cast.
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Management Proposals

1.
Advisory Resolution to Approve Executive Compensation. We are asking stockholders to approve, on an advisory (non-binding) basis, our named executive officer compensation. The Board recommends a FOR vote because it believes that our compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals that we believe are linked to improved stock returns, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.

2.
Ratification of Selection of Independent Registered Public Accounting Firm. As a matter of good governance, we are asking stockholders to ratify the selection of Ernst & Young LLP as our independent auditors for 2013.

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2012 Compensation Actions

•
Eliminated Gross-Ups in all Employment Agreements: We renegotiated new employment agreements with our CEO and other named executive officers ("NEOs") in the last two years to eliminate all gross-up provisions.

•
Introduced Performance Shares tied to Relative Metrics: To improve the alignment of compensation with our performance, we introduced performance shares in 2012 linked to the Company's three-year Combined Ratio performance relative to a comparator group.

•
Used a Mix of Relative and Absolute Performance Metrics: We implemented the use of relative performance metrics with the introduction of performance shares to our long-term incentive program. To improve the design of our annual bonus program, reduce volatility and vary the forms of metrics selected for our performance goals, we re-introduced the use of absolute performance goals to our annual bonus program, replacing the relative goals used in 2011.

•	Aligned Our Equity Program to Current Practices: In 2012, 50% of the equity value granted to our NEOs was in performance shares.
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Executive Compensation Elements

•	Base salary

•	Annual bonuses

•	Long-term incentives (for 2012, performance shares, stock options and restricted stock units ("RSUs"))

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment
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Other Key Compensation Features

•	No SERPs: We do not have any supplemental retirement plans or other deferred compensation programs for our executives;

•	Benefits and Perquisites: We provide our NEOs with modest perquisites, and with benefits consistent with our peer group;

•
Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs (see “Policy Regarding Recapture or “Clawback” of Incentive Compensation”);

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting, designed to prevent timing improprieties;

•
Minimum Vesting and Performance Requirements: Our 2012 awards of stock options and RSUs were granted with four-year vesting, and our 2012 performance share awards cover a three-year performance period;

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain certain levels of Company stock ownership; and

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under our Equity Plan.
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2012 Named Executive Officers

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	William E. Yocke, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)

•	Lenard T. Ormsby, EVP, Chief Legal Officer (“CLO”)

•	John P. Nelson, EVP, Chief Administrative Officer

•	Ann W. Nelson, EVP, Corporate and Public Affairs
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2012 Summary Compensation

Name and Principal Position	Salary($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	930,966	—	1,778,025	328,812	1,230,154	—	60,913	4,328,870
William E. Yocke Executive Vice President and Chief Financial Officer, EHI	462,071	—	489,325	101,520	457,346	—	44,378	1,554,640
Lenard T. Ormsby Executive Vice President and Chief Legal Officer, EHI	469,428	—	489,325	101,520	454,808	—	46,671	1,561,752
John P. Nelson Executive Vice President and Chief Administrative Officer, EHI	354,559	—	404,225	78,960	315,192	—	44,217	1,197,153
Ann W. Nelson Executive Vice President, Corporate and Public Affairs, EHI	262,270	—	338,273	67,680	260,615	—	31,485	960,323
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EMPLOYERS HOLDINGS, INC.
10375 Professional Circle
Reno, Nevada 89521-4802
PROXY STATEMENT
This Proxy Statement, the accompanying proxy card and the 2012 Annual Report to stockholders of Employers Holdings, Inc. (the “Company” or “Employers Holdings”) are being made available on or about April 12, 2013 in connection with the solicitation on behalf of the Board of Directors of Employers Holdings of proxies to be voted at the 2013 Annual Meeting of Stockholders to be held on Thursday, May 23, 2013, and any postponement(s), adjourment(s) or other delays thereof (the “Annual Meeting”). All holders of Employers Holdings common stock, par value $0.01 per share (the “common stock”), as of the close of business on March 27, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder on the Record Date is entitled to one vote at the Annual Meeting for each share of common stock held. On the Record Date, there were 30,914,201 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 12, 2013, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”), which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our Annual Meeting. You may not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Unless otherwise required by applicable law or the Company's Articles of Incorporation or Bylaws, both as amended and restated, a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
If you own shares of common stock held in a “street name” by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered “routine” or “non-routine” under New York Stock Exchange (“NYSE”) rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm is the only proposal that is considered routine. If your shares are held in a “street name” and you wish to attend the Annual Meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the Record Date in order to be admitted to the Annual Meeting. If you hold your shares in "street name", and wish to vote by ballot at the Annual Meeting, you must bring a "legal proxy" from your bank or broker.
Directors are elected by a plurality of the votes cast. In the election of Directors, broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of the non-binding vote to approve the compensation paid to the Company's Named Executive Officers requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. The results of this vote are not binding on the Board of Directors. For the non-binding vote to approve the compensation paid to the Company's Named Executive Officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent accounting firm requires the number of votes cast in favor of the proposal to exceed the number of votes cast in opposition to the proposal. Abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
You may vote your shares in any of the following ways:

•	by telephone at 1-800-560-1965 anytime before 12:00 p.m., Central Daylight Time, on Wednesday, May 22, 2013;

•	by the Internet at http://www.eproxy.com/eig anytime before 12:00 p.m., Central Daylight Time, on Wednesday, May 22, 2013;

•	by signing and dating the enclosed proxy card and returning it to the Company as soon as possible in the enclosed postage prepaid envelope; or

•	in person by ballot at the Annual Meeting.
If you vote by proxy, you may revoke your proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	delivering a written notice (before the Annual Meeting) revoking your proxy to the Secretary of the Company at the above address;

•	delivering a new proxy (before the Annual Meeting) bearing a date after the date of the proxy being revoked; or

•	voting in person by ballot at the Annual Meeting.
All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted:

•	FOR the election of the Director nominee to serve a three-year term expiring at the 2016 Annual Meeting of Stockholders;

•	FOR approval of the compensation paid to the Company's Named Executive Officers;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent accounting firm for 2013; and

•	at the discretion of the proxyholders with regard to any other matter that is properly presented at the Annual Meeting.
In accordance with the Company's Bylaws, Robert Kolesar, Chairman of the Board, has appointed Kevin Kelly of Morrow & Co., LLC, or his designee, and Barbara M. Novak of Wells Fargo Shareowner Services, or her designee, to be the inspectors of election at the Annual Meeting. The inspectors of election are not officers or Directors of the Company. They will receive and canvass the votes given at the Annual Meeting and certify the results. You may contact Tanya Yamagata at (775) 327-2764 for directions to the Reno-Sparks Convention Center, 4590 South Virginia Street, Reno, Nevada, the site of the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2013.
The Proxy Statement and Annual Report to stockholders are available at www.ematerials.com/eig.

PROPOSAL ONE
ELECTION OF DIRECTOR
The Company's full Board of Directors (the “Board of Directors” or the “Board”) consists of nine directors. On March 11, 2013, John P. Sande III and Rose E. McKinney-James notified the Board that each was resigning from the Boards of Employers Holdings, Inc. (“EHI” or “Company”) and its wholly-owned subsidiary Employers Group, Inc., (“EGI”) effective May 22, 2013 due to other commitments. Mr. Sande and Ms. McKinney-James have served on those Boards since 2005 and their subsidiaries since 2001. Mr. Sande and Ms. McKinney-James are both Class I directors whose terms were scheduled to expire at the 2013 Annual Meeting of Stockholders of EHI and EGI which are both scheduled for May 23, 2013. The Company and the Board thank Mr. Sande and Ms. McKinney-James for their distinguished service on the Boards. The Company has retained the services of Russell Reynolds Associates to assist it in filling these two vacancies.
The Board is divided into three classes, with each currently having three Directors. The Directors in each class serve for a three-year term and until their successors are duly elected and qualified. The terms of each class expire at successive annual meetings so that the stockholders elect one class of Directors at each annual meeting. Currently, Class I, Class II and Class III terms expire in 2013, 2014, and 2015, respectively. Following the resignations of Mr. Sande and Ms. McKinney-James, the size of the Board will be decreased to seven members.
The election of the Class I Director will take place at the Annual Meeting. At its meeting on March 12, 2013, the Board, with the nominee abstaining on the vote for himself, approved the recommendation of the Board Governance and Nominating Committee that Michael D. Rumbolz, a current member of the Board and a Class I Director, be nominated for a three-year term. All properly executed proxies will be voted for this nominee unless contrary instructions are properly made, in which case the proxy will be voted in accordance with such instructions. Should the nominee become unable or unwilling to serve, the proxies will be voted for the election of such person as shall be recommended by the Board. The Board has no reason to believe that the nominee will be unable to serve. The nominee has consented to being named in this Proxy Statement and to serve as a Director if elected.
The current composition of the Board is:

Class I Directors (term expiring at the 2013 Annual Meeting)	Michael D. Rumbolz
Rose E. McKinney-James
John P. Sande III

Class II Directors (serving until the 2014 Annual Meeting)	Robert J. Kolesar
Douglas D. Dirks
Richard W. Blakey

Class III Directors (serving until the 2015 Annual Meeting)	Ronald F. Mosher
Katherine W. Ong
Valerie R. Glenn
Pursuant to the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for Director and Directors whose terms of office will continue after the Annual Meeting, the principal occupation, age, the year in which each first became a Director of Employers Holdings or its predecessor, the year in which each person first became a Director of any Employers Holdings subsidiary or its predecessor, and directorships in registered investment companies or companies having securities that are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. Except as otherwise indicated, each nominee or continuing Director has had the same principal occupation or employment during the past five years. The information provided is as of February 2013, unless otherwise indicated.
Employers Holdings is the name of our Company resulting from the completion of the conversion of EIG Mutual Holding Company (“EIG”) from a Nevada mutual holding company to a Nevada stock corporation on February 5, 2007. EIG and its wholly-owned direct subsidiary, Employers Insurance Group, Inc. (“EIGI”) (now known as

Employers Group, Inc. (“EGI”)), were formed on April 1, 2005 in conjunction with the conversion of Employers Insurance Company of Nevada, A Mutual Company (“EICN”), into a Nevada stock corporation. EICN commenced operations as a private mutual insurance company on January 1, 2000, when it assumed the assets, liabilities and operations of the former Nevada State Industrial Insurance System (the “Fund”) pursuant to legislation passed in the 1999 Nevada Legislature. Employers Compensation Insurance Company (“ECIC”), a wholly-owned subsidiary of EICN, commenced operations when we acquired renewal rights and certain other tangible and intangible assets from Fremont Compensation Insurance Group and its affiliates (“Fremont”) in 2002. Employers Preferred Insurance Company (“EPIC”) (formerly known as AmComp Preferred Insurance Company) and its wholly-owned subsidiary, Employers Assurance Company (“EAC”) (formerly known as AmComp Assurance Corporation), commenced operations under their new names when we completed the acquisition of AmCOMP Incorporated (“AmCOMP”) on October 31, 2008. In connection with the acquisition of AmCOMP, we also acquired EIG Services, Inc. (formerly known as Pinnacle Administrative Services, Inc.), Pinnacle Benefits, Inc. and AmSERV, Inc. which, with EPIC, are wholly-owned subsidiaries of EGI.
Nominee for Election as Class I Director With His Term Expiring at the 2016 Annual Meeting
Michael D. Rumbolz, age 58, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Mr. Rumbolz has over 30 years of experience in the gaming industry. He was Chief Executive Officer and Chairman of the Board of Cash Systems, Inc., a public company, from January 2005 until the company was purchased by Global Cash Access Holdings, Inc. (“GCA”), a publicly traded provider of cash access and data intelligence services and solutions to the gaming industry, in August of 2008. He was the Corporate Strategy Advisor to the CEO of GCA from September 2008 until September 2010 when he joined the GCA board of directors and the board of directors of its wholly-owned subsidiary Global Cash Access, Inc. He also was a member of the Board of Directors of Herbst Gaming, LLC beginning in January 2011 upon its emergence from bankruptcy. The company was then renamed Affinity Gaming, LLC and then to Affinity Gaming when it converted from an LLC to a corporation. Mr. Rumbolz resigned from the Affinity Gaming Board of Directors, effective April 1, 2013. He has been a Director of Seminole Hard Rock Entertainment, Inc. since 2008 and is also a manager to various Hard Rock LLCs. He has been Managing Director of Acme Gaming LLC, a gaming consultancy service, since July 2001. He has been a Director on the Board of Trustees of Nathan Adelson Hospice and its subsidiaries since 2000. He was Vice Chairman and a member of the Board of Casino Data Systems, a public company, from March 2000 to July 2001 when it was acquired by Aristocrat. He was President and Chief Executive Officer of Anchor Gaming, a public company, from 1995 to 2000 and Director of Corporate Development for Circus Circus Enterprises, Inc. from late 1992 to June 1995, including serving as the first President and Managing Director of Windsor Casino Limited, a consortium company owned by Hilton Hotel Corp., Circus Circus Enterprises, Inc. and Caesars World. Mr. Rumbolz also held various executive positions with Trump Hotels & Casino Resorts. In addition to his corporate experience, Mr. Rumbolz was the former Chief Deputy Attorney General and the former Chairman of the Nevada Gaming Control Board. He received a B.A. degree with distinction from the University of Nevada, Las Vegas and a J.D. degree from the University of Southern California, Gould School of Law.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEE LISTED ABOVE.
Class I Directors Whose Terms Expire at the 2013 Annual Meeting
Rose E. McKinney-James, age 60, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. On March 11, 2013, Ms. McKinney-James resigned from the Board effective May 22, 2013. Ms. McKinney-James has been the owner of Energy Works Consulting, LLC since 2003 and McKinney-James & Associates since 2005, both located in Las Vegas, Nevada. Both firms focus on public affairs in the areas of energy, education, and environmental policy. In 2007, Ms. McKinney-James joined Zions Public Finance, formerly Nevada State Bank Public Finance as the Director of External Affairs. Prior to creating Energy Works Consulting in 2003, Ms. McKinney-James was President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources from 1995 to 2000, and the President of public affairs and advertising for Brown & Partners Advertising from 2000 to 2001. She held the position of President of Government Affairs for the firm of Faiss Foley Merica in 2000 and 2001. Ms. McKinney-James is a former Commissioner with the Nevada Public Service Commission and also served as the Director of the Nevada Department of Business and Industry. She is the Chairperson of Nevada Partners, Inc., as well as a Director of Toyota Financial Savings Bank, MGM Resorts International, a public company, and its subsidiary MGM Detroit, LLC, the American Council for Energy Efficient Economy, The Smith Center for the Performing Arts, Three Square, Las Vegas Chapter of the International Women's Forum, American Association of Blacks in Energy, Clean Energy Project, and Public Education Foundation (emeritus) . She is also a member/owner of Five Squared Strategies, LLC since April 2012. Ms. McKinney- James received a B.A. degree from Olivet College and J.D. degree from Antioch School of Law in Washington, D.C.
John P. Sande, III, age 63, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from March 2001 to March 2007 and a Director of ECIC from August 2002 to May 2004. On March 11, 2013, Mr. Sande resigned from the Board effective May 22, 2013. Mr. Sande has been a partner of the Nevada law firm of Fennemore Craig Jones Vargas and its predecessor firm, Jones Vargas, and Vargas and Bartlett, since 1974, primarily practicing in the areas of administrative law and trusts and estates. He is Chairman of the Board of the Reno-Tahoe Open Foundation, serves as Director of the Reno Air Racing Association and is a founding member of the Montreux Golf & Country Club Board of Governors. He is also a Director on the Board for the Andrus Center For Public Policy. He has served as Co-Chairman of the KNPB Channel 5 Capital Campaign, as a Trustee of the William F. Harrah Automobile Foundation, and has served four terms on the Stanford University Athletic Board. Mr. Sande is a Trustee for the William F. Harrah Trusts, a Director of Western Alliance Bancorp, a publicly traded bank holding company, and its subsidiary, Western Alliance Bank, and he previously served on the Board of Directors for Bank of America Nevada (Valley Bank of Nevada) and as Chairman of First Independent Bank of Nevada. Mr. Sande holds a B.A. degree, with great distinction, from Stanford University and a J.D. degree, cum laude, from Harvard University.
Continuing Directors Whose Terms Expire at the 2014 Annual Meeting
Robert J. Kolesar, age 69, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005; a Director of EICN since January 2000; a Director of ECIC since August 2002; and a Director of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. He has been the Chairman of the Board of Employers Holdings, EGI and their predecessors since 2005, Chairman of the Board of EICN and ECIC since 2004, and Chairman of the Board of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since November 2008. Mr. Kolesar has been a founding/managing shareholder of the Las Vegas, Nevada law firm of Kolesar & Leatham since 1986. Mr. Kolesar practices in the fields of real estate, corporation, banking, finance, and fiduciary/trust law. Prior to entering into private practice in 1986, Mr. Kolesar held General Counsel and/or Senior Legal Staff positions in Nevada at Valley Bank of Nevada (now Bank of America), and in Cleveland, Ohio at Cardinal Federal Savings and Loan Association, The Ameritrust Company (now KeyBank) and Forest City Enterprises, Inc. He has served on the Board of HELP of Southern Nevada, the Las Vegas Symphony, and the National Conference for Community and Justice. Mr. Kolesar has multiple group memberships, including the National Association of Industrial and Office Parks and the International Council of Shopping Centers, and is currently on the Board of Trustees of the Nevada Development Authority and the Board of Advisors of the Las Vegas Chamber of Commerce. He is a member of the American Bar Association and the Nevada and Clark County Bar Associations. Mr. Kolesar received a B.A. degree from John Carroll University and a J.D. degree from Case Western Reserve University.
Douglas D. Dirks, age 54, has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor's Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public

Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
Richard W. Blakey, age 63, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Dr. Blakey is a practicing board certified orthopaedic surgeon with and a Director and Chairman of the Board of the Reno Orthopaedic Clinic, and Chairman of the Board of Healthy Family Foundation, and part owner of the Reno Orthopaedic Surgery Center. He is a member of the American Academy of Orthopedic Surgeons, Nevada State Medical Association, and Washoe County Medical Society. Dr. Blakey actively practices at, and is affiliated with, Saint Mary's Regional Medical Center, Northern Nevada Medical Center, and Renown Regional Medical Center. He has served as Chairman of the Board of the Reno Spine Center. Dr. Blakey is a Board certified orthopedic surgeon. He received a B.S. degree from the California Institute of Technology and his medical degree from the University of Southern California, School of Medicine.
Continuing Directors Whose Terms Expire at the 2015 Annual Meeting
Ronald F. Mosher, age 69, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. He was also a Director of EICN from December 2003 to March 2007 and a Director of ECIC from December 2003 to May 2004. Mr. Mosher has extensive experience in the insurance industry and served as a senior executive with AEGON N.V. from 1983 until his retirement in 2003. He also works as a consultant in the insurance industry. Mr. Mosher currently is a Director of Transamerica Life (Bermuda), Ltd., WFG Reinsurance (Bermuda) Ltd. and is Executive Director of Asia Business Consulting Company (Beijing), and has previously served on several other insurance company boards. Mr. Mosher is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, and the National Association of Corporate Directors. Mr. Mosher earned a B.S. degree from the University of Denver and an M.B.A. degree from Cornell University.
Katherine W. Ong, age 54, has served as a Director of Employers Holdings, EGI and their predecessors since their creation in April 2005. She was also a Director of EICN from January 2000 to March 2007 and a Director of ECIC from August 2002 to May 2004. Since January 1996, she has been the co- founder and Director of Hobbs, Ong & Associates, Inc., a financial consulting group specializing in advisory services for municipal bond financings, problem solving and support. Prior to 1996, she was the Budget Manager for Clark County, Nevada. Ms. Ong is a member of the Government Finance Officer's Association. In 2011, Ms. Ong was appointed to the Nevada Public Employees' Retirement System Board by Governor Brian Sandoval. Ms. Ong received a B.S. degree from the University of Nevada Las Vegas.
Valerie R. Glenn, age 58, has served as a Director of Employers Holdings and its predecessor since April 2006 and EGI since February 2007. Ms. Glenn is CEO and majority owner of MPR, dba The Glenn Group, one of the largest privately held marketing communications firms in Nevada. Ms. Glenn had been co-owner and publisher of Visitor Publications, Inc., which publishes the Reno/Tahoe Visitor, from January 1998 until May 2012 when she sold the company to Morris Publishing. She was a founding partner in the advertising sales firm of Kelley-Rose Advertising, Inc. from 1981 to 1994. Ms. Glenn began her advertising career in San Francisco in 1976 with international advertising agency Dancer Fitzgerald Sample. Ms. Glenn graduated from the University of Nevada, Reno with a B.A. degree. Ms. Glenn is a past chairman of the boards of the Nevada Museum of Art, Economic Development Authority of Western Nevada (EDAWN), Reno-Sparks Chamber of Commerce, Nevada Women's Fund, and University of Nevada College of Business Advisory Board. She currently serves as Vice President of the Nevada Chapter of the International Women's Forum and on the Las Vegas Metro Chamber of Commerce Government Affairs Committee.
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The Company's Bylaws provide that no person (other than a person nominated by, or on behalf of, the Board or any authorized committee thereof) will be eligible to be elected a Director at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing Directors, unless a written stockholder's notice, in proper form, is received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not called for a date that is within 25 days of the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be given not later than the close of business 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a stockholder's notice must include, among other things, the information specified in the Bylaws about each nominee and the stockholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
Separate procedures have been established for stockholders to submit Director candidates for consideration by the Board Governance and Nominating Committee. These procedures are described below under the subsection “Board Governance and Nominating Committee.”
THE BOARD OF DIRECTORS AND ITS COMMITTEES
Board of Directors. During the year ended December 31, 2012, there were ten meetings of Employers Holdings' Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board on which such members served during 2012. The Company has the following standing Committees: Audit Committee, Board Governance and Nominating Committee, Compensation Committee, Executive Committee, and Finance Committee.
Directors are expected to attend the Annual Meeting. All Directors attended the 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”).
Board Committees
In 2010, the Board Governance and Nominating Committee recommended and the Board of Directors approved a process whereby the Committee assignments and the Chairs of various Committees would rotate on a more frequent basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various Committees and increase the depth of their experience. This process includes the requirement that an incoming Chair of a Committee must either be on the Committee for at least one-year before assuming the duties of the Chair or must have prior experience on that Committee. The changes to the Committee and Chair assignments occur each year following the Annual Meeting. The following table reflects the Committee and Chair assignments following the 2012 Annual Meeting which occurred on May 24, 2012.
The following table summarizes the membership of the Board's standing committees and the independence of the Company's Directors.

Name of Director	Independent Director	Audit	Board Governance and Nominating	Finance	Compensation	Executive
Richard W. Blakey	Yes	✓	—	—	—	—
Douglas D. Dirks	—	—	—	✓	—	✓
Valerie R. Glenn	—	—	—	✓	—	—
Robert J. Kolesar	Yes	—	—	—	✓	(C)✓
Rose E. McKinney-James	Yes	—	(C)✓	✓	—	✓
Ronald F. Mosher	Yes	—	✓	—	✓	—
Katherine W. Ong	Yes	—	✓	(C) ✓	—	✓
Michael D. Rumbolz	Yes	(C)✓	—	—	—	✓
John P. Sande, III	Yes	✓	—	—	(C)✓	✓
Number of Meetings Held in 2012		10	9	4	7	—
(C) denotes committee chair
Audit Committee
This committee currently consists of Messrs. Rumbolz, Chair, Sande and Blakey. The Company's Audit Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the Audit Committee is financially literate. In addition, the Board of Directors has determined that Mr. Rumbolz is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended. The Audit Committee assists the Board in monitoring the integrity of our financial statements, our independent auditors'

qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal requirements. The Audit Committee also prepared the Audit Committee Report included in this Proxy Statement on page 46. The Audit Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee reviews and evaluates, at least annually, the performance of the Audit Committee and its members, including its compliance with the Audit Committee Charter. A copy of the Audit Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of the Charter to any stockholder who requests it. The Audit Committee met ten times in 2012.
Board Governance and Nominating Committee
This committee currently consists of Ms. McKinney-James, Chair, Mr. Mosher and Ms. Ong. Our Board Governance and Nominating Committee satisfies the independence and other requirements of the NYSE and the SEC. The purpose of the Board Governance and Nominating Committee is to identify and select qualified individuals to become members of the Board of Directors and its committees, to determine the composition of the Board of Directors and its committees, to recommend to the Board a slate of Director nominees for each annual meeting of stockholders, to develop and recommend to the Board of Directors sound corporate governance policies and procedures, to review succession plans of the Company's Chairman and Chief Executive Officer, and to oversee the evaluation of the Board and committees.
The Board Governance and Nominating Committee will consider Director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Board Governance and Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Board Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	as to each person the stockholder recommends as a Director:

◦	the name, age, business address and residence address of the person;

◦	the principal occupation or employment of the person;

◦	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

◦
the other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

•	as to the stockholder making the recommendation:

◦	the name and record address of such stockholder;

◦	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder;

◦
a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are made by such stockholder; and

◦
any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Such recommendation must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.
The Board Governance and Nominating Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential Director candidates and will evaluate Director candidates recommended by stockholders in the same manner as other candidates, in addition to considering the needs of the Board. During the past year, the

Committee retained the National Association of Corporate Directors and Russell Reynolds Associates to assist in Director searches. Any Director recommendations by stockholders for consideration by the Board Governance and Nominating Committee must include the above-identified information and should be addressed to the Corporate Secretary at the address above.
Following verification of the stockholder status of person(s) recommending the candidate(s), the Board Governance and Nominating Committee will consider the recommendations at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the recommendation of a Director candidate, such materials will be forwarded to the Board Governance and Nominating Committee.
The Board Governance and Nominating Committee has adopted Procedures and Criteria for Nomination as a Director (the “Procedures”) to assist the Committee in reviewing and evaluating Director nominees. The Procedures identify qualifications that should be considered when comparing and evaluating Director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience and/or training in accounting, finance, technology, management, marketing, securities, and the law. The specific criteria to be reviewed by the Board Governance and Nominating Committee include, but is not limited to, the following: integrity; ability to work with others; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC. The Board Governance and Nominating Committee also may seek to have the Board represent a diversity of backgrounds and experience. Although the Board Governance and Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Board Governance and Nominating Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self- evaluation process. The Board Governance and Nominating Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Board Governance and Nominating Committee reviews and evaluates, at least annually, the performance of the Board Governance and Nominating Committee and its members, including its compliance with the Board Governance and Nominating Committee Charter. A copy of the Board Governance and Nominating Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Board Governance and Nominating Committee met nine times in 2012.
Compensation Committee
This committee currently consists of Messrs. Sande, Chair, Mosher and Kolesar. Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC. This committee determines the details of the compensation package for the Chief Executive Officer and other Executive Officers, with advice and recommendations from the Chief Executive Officer with respect to the compensation packages of the other Executive Officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefits plans; and approves the salaries and bonuses for Executive Officers. This committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and this committee or its delegate may employ one or more persons to render advice with respect to any responsibility this committee or such person may have under the plan. The Compensation Committee prepared the Compensation Committee Report included in this Proxy Statement on page 29.
The Compensation Committee retained the services of Pay Governance, LLP ("Pay Governance") to advise it. We paid Pay Governance $132,631 for executive compensation services that it performed for the Compensation Committee in 2012. The Company did not retain Pay Governance to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the NEOs in 2012.
In November 2012, the Compensation Committee assessed the independence of Pay Governance and confirmed that the Compensation Committee's engagement of Pay Governance and the work performed by Pay Governance for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the NYSE listing standards and any other factors deemed relevant by the Compensation Committee for this purpose.

In 2008, the Compensation Committee of the Board of Directors adopted stock ownership guidelines that require our non-employee directors to own a minimum number of shares of our common stock equal to three times the directors' annual cash retainer. The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the three years following the adoption of the guidelines or, if later, during the first three years after becoming a non-employee director.
The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including its compliance with the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on our website at www.employers.com. The Company will provide a print copy of this Charter to any stockholder who requests it. The Compensation Committee met seven times in 2012.
Executive Committee
This committee currently consists of Messrs. Kolesar, Chair, Rumbolz, Sande, Dirks, Ms. Ong and Ms. McKinney-James. The Executive Committee functions on behalf of the Board of Directors, acting with respect to ordinary course matters, during intervals between meetings of the Board of Directors, as necessary. The Executive Committee performs a Committee evaluation in the years in which it meets. The Executive Committee did not meet in 2012.
Finance Committee
This committee currently consists of Ms. Ong, Chair, Ms. Glenn, Ms. McKinney-James, and Mr. Dirks. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to certain of our financial affairs and policies, including investments, investment policies and guidelines, financial planning, capital structure and management, stock dividend policy and dividends, stock repurchases, and strategic plans and transactions. The Finance Committee reviews and evaluates, at least annually, the performance of the Finance Committee and its members, including its compliance with the Finance Committee Charter. The Finance Committee met four times in 2012.
CORPORATE GOVERNANCE
The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) of Employers Holdings, which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. These Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the NYSE Listed Company Manual (the “Listing Standards”).
DIRECTOR INDEPENDENCE
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall be comprised of a majority of Directors who qualify as Independent Directors under the Listing Standards.
The Guidelines provide that the Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such annual review, only those Directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) will be considered Independent Directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. The Board may, but has not, adopted categorical standards to assist it in determining Director independence. In the event that a Director becomes aware of any change of circumstances that may result in such Director no longer being considered independent under the Listing Standards or applicable law, the Director shall promptly inform the Chair of the Board Governance and Nominating Committee.
The Board has considered the independence of its members pursuant to the standards set forth in the Listing Standards and determined that Mr. Dirks and Ms. Glenn are not Independent Directors, and that Messrs. Kolesar, Mosher, Rumbolz, Sande, and Blakey, Ms. McKinney-James and Ms. Ong are Independent Directors.

Lead Independent Director Policy
The Guidelines provide that if the Chairman of the Board is not an Independent Director, the Company's Independent Directors will designate one of the Independent Directors on the Board to serve as a Lead Independent Director (the “Lead Independent Director”). If the Chairman of the Board is an Independent Director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. The Board is currently lead by an Independent Chairman of the Board, Mr. Kolesar. The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an Independent Director or one or more senior executives who serve on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the Directors and management to meet those needs. The Board has determined that having Mr. Kolesar, an Independent Director, serve as Chairman is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing Board priorities and procedures, and is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Mr. Dirks, our Chief Executive Officer, to focus on the management of the Company's day-to-day operations.
RISK OVERSIGHT
The Board of Directors adopted its Enterprise Risk Management program in 2011. Oversight for the new program rests with the Board Governance and Nominating Committee and the program consists of annual review of the risks faced by the Company, annual qualitative and quantitative evaluations of those risks, identification of the top four risks faced by the Company and quarterly presentation of one of those four risks and review of the other three selected risks. This new program is in addition to the quarterly review of the risks by respective Committees and the full Board of Directors in the preparation of the Company's periodic reports.
In addition to the above, risk management oversight is provided at both the Board and Committee levels. The Board and its Committees monitor and evaluate the risks associated with the Company's operations and achieving the Company's goals and objectives, including those which are inherent in the business of the Company, as well as risks from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board of Directors also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's existing management and the employees who report to them. The Board Committees provide oversight under the direction of their respective Chairs. Risk oversight is a significant component of all major Board decisions and the evaluation of risk is an important element of the Board's decision-making process. The Board believes that its leadership structure at present is conducive to the risk oversight process.
The Audit Committee meets periodically with the Chief Financial Officer, Corporate Controller, General Counsel, Internal Auditor, and the external auditor with regard to the Company's risk management processes, controls, and capabilities. In addition, the Audit Committee reviews at least annually, the Company's legal and regulatory risks and the Company's compliance programs and policies, the Company's Code of Conduct, and the Company's procedures regarding the receipt, retention and treatment of complaints concerning internal accounting, accounting controls, insurance and reinsurance recoverables exposure to terrorism and catastrophes, information technology and security and audit matters.
The Finance Committee oversees and provides review and oversight as to the Company's liquidity and capital needs, the proper allocation and distribution of capital between the Company and its subsidiaries, dividend declarations, and other financial matters on an ongoing basis. The Finance Committee also monitors the Company's financial structure and reviews the Company's policies and procedures for risks or exposure to capital markets, our need for capital, our debt structure, the assessments or surcharges for which we may become liable and the restrictions and requirements of insurance laws.

The Board Governance and Nominating Committee oversees the executive and Board Chair succession plans, the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, Committee charters and other policies at least annually. The Board Governance and Nominating Committee is also responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the Committee structure to the Board, developing and recommending the Guidelines to the Board, exposures to the risks of regulatory and legislative changes, and overseeing the evaluation of the Board and its Committees.
Finally, the Compensation Committee oversees the Company's overall benefit and compensation philosophy and executive compensation arrangements and is responsible for making a determination as to whether or not risks arise from compensation practices that are reasonably likely to have a material adverse effect on the Company.
Nearly every Director sits on more than one Committee and this overlap helps ensure that the risk responsibilities of the various Committees are well coordinated. Each Committee Chair makes a report on Committee activity to the Board at least quarterly which, in addition to the quarterly presentations on the Company's top four risks, enables the Board to continually review and evaluate risks which could affect the Company.
SPECIFIC CONSIDERATIONS REGARDING 2013 DIRECTORS AND NOMINEES
The Board Governance and Nominating Committee considered the nominee's experiences, qualifications, attributes, and skills when determining the current performance of the Board of Directors and specifically the Director whose term is expiring. The Committee also reviewed the Board and Committee evaluations and considered the significant experience our Directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominee recommended by the Board Governance and Nominating Committee.
In considering the nominee, the Board Governance and Nominating Committee and the Board focused on the background and experiences of the nominee, as described in the biographies appearing elsewhere in this Proxy Statement. The Committee and the Board concluded that the nominee for reelection and those Directors who continue on the Board provide the Company with an appropriate mix of experience, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
2013 Nominee:
With respect to Mr. Rumbolz, the Committee and Board considered in particular his experience as Chief Executive Officer and/or member of the boards of directors of several public companies and foundations, his extensive experience in other senior level positions of publicly-traded companies, his regulatory and public service experience, and his significant experience and expertise in the areas of management, law, accounting, and finance.
Continuing Directors:
With respect to Dr. Blakey, the Committee and Board considered in particular his extensive practice as a board certified orthopaedic surgeon and his leadership and experience as an owner and director of several medical clinics, many of which share similar characteristics to the Company's small business customers. In addition, the Committee and the Board considered Dr. Blakey's service as a Director of the Company and its subsidiaries.
With respect to Mr. Dirks, the Committee and Board considered in particular his work experience in the public accounting and investment banking industries, his leadership as President and CEO of our insurance subsidiaries for many years, his service on insurance-related associations and foundations, his public service prior to joining the Company, and his extensive experience and expertise in the areas of management, accounting and finance. The Committee and Board also considered Mr. Dirks' deep knowledge and understanding of the Company as a result of his service as our President and Chief Executive Officer and a Director, as well as his familiarity with the Company's history and culture, all of which allow him to provide an invaluable perspective during Board discussions.
With respect to Mr. Kolesar, the Committee and Board considered in particular his experience as the founder, owner and managing director of his Las Vegas law firm, his extensive practice in the areas of banking, finance and real estate, his service and experience as a director of numerous private companies, his leadership and service on several local charities, and his service as a Director and Chair of the Company and its operating companies' Boards of Directors.
With respect to Ms. Glenn, the Committee and Board considered in particular her leadership experience as the CEO and majority owner of her marketing company, her understanding of the needs of small business owners, her extensive service in, and leadership with, various charitable organizations, and her experience and expertise in marketing, distribution and public affairs.
With respect to Mr. Mosher, the Committee and Board considered in particular his more than 25 years of experience at senior levels in the insurance industry, his experience and expertise in the areas of accounting and public company reporting, his prior service as the financial expert on the Audit Committee, and his extensive experience and expertise in the areas of management, accounting and finance.
With respect to Ms. Ong, the Committee and Board considered in particular her experience and leadership as the co-founder and director of her public sector financial advisory practice, her extensive experience in municipal government, and her experience and expertise in the areas of management, accounting and finance.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested party desiring to communicate with the Chairman of the Board and/or the other Directors regarding the Company may contact such Directors by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, 10375 Professional Circle, Reno, Nevada 89521-4802. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our Directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non- management Directors, an individual Director or committee of Directors, as appropriate. The Chief Legal Officer distributes the communication to each Director who is a member of the Board, or of the group or Committee, to which the communication is directed.

PROPOSAL TWO
NON-BINDING VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our Named Executive Officers ("NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis compensation tables and narrative discussion contained in this Proxy Statement. Accordingly, the following resolution will be submitted to a stockholder vote at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As described in the section titled “Compensation Discussion and Analysis,” the Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals that we believe are linked to improved stock returns, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program is tied to the Company's financial performance, supports our commitment to good compensation governance and has been designed to:

•	Offer an appropriate mix of base salary, annual bonus, long-term equity grants, benefits and perquisites that is generally competitive with companies in our peer group;

•
Provide total compensation opportunities that are within the competitive range (generally between the 50th and 75th percentile) for our peer group in terms of total compensation and benefits provided to our NEOs, each of whom is identified below, subject to adjustment to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data;

•
Create alignment between pay and performance by linking executive compensation with short and long-term financial performance through an annual bonus program and regular long-term equity grants, utilizing both absolute and relative performance goals;

•	Attract, motivate and retain our executives by rewarding them for their successful performance; and

•	Discourage excessive or undue risk-taking by including appropriate mitigating factors.
Our program is built on a sound compensation philosophy and a solid governance framework. In 2012, we made changes to further align our program with our philosophy and to emphasize strong compensation governance, that included the following:

•	Eliminated Gross-Ups in all Employment Agreements: We renegotiated new employment agreements with our CEO and other NEOs in the last two years to eliminate all gross-up provisions.

•
Introduced Performance Shares tied to Relative Metrics: To improve the alignment of compensation with our performance, we introduced performance shares in 2012 linked to the Company's three-year Combined Ratio performance relative to a comparator group.

•
Used a Mix of Relative and Absolute Performance Metrics: We implemented the use of relative performance metrics with the introduction of performance shares to our long-term incentive program. To improve the design of our annual bonus program, reduce volatility and vary the forms of metrics selected for our performance goals, we re-introduced the use of absolute performance goals to our annual bonus program, replacing the relative goals used in 2011.

•	Aligned Our Equity Program to Current Practices: In 2012, 50% of the equity value granted to our NEOs was in performance shares.

In addition to these changes, our program is built on a solid foundation of good compensation governance, which includes the following:

•	No SERPs: We do not have any supplemental retirement plans or other deferred compensation programs for our executives;

•	Benefits and Perquisites: We provide our NEOs with modest perquisites, and with benefits consistent with our peer group;

•
Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs (see “Policy Regarding Recapture or “Clawback” of Incentive Compensation”);

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting, designed to prevent timing improprieties;

•
Minimum Vesting and Performance Requirements: Our 2012 awards of stock options and RSUs were granted with four-year vesting, and our 2012 performance share awards cover a three-year performance period;

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain certain levels of Company stock ownership; and

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.
In 2012, our compensation program resulted in the following:

•	Increases in 2012 base salaries based on factors such as the individual's performance, changes in responsibilities, and market data;

•	Grants of performance shares, stock options and RSUs to more closely align our NEOs' interests with stockholder interest in creating stockholder value; and

•
Total compensation for our NEOs that was above the 75th percentile of the companies in our peer group, largely due to the cash bonuses earned in the 2012 annual bonus program. For 2012, the Company achieved a greatly improved GAAP Combined Ratio of 95.3%, resulting in a payout equal to 200% of target.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE INDEPENDENT ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP (“Ernst & Young”) as Employers Holdings' independent accounting firm to examine the financial statements of Employers Holdings and its subsidiaries for the 2013 calendar year. The Board of Directors recommends ratification of the appointment of Ernst & Young.
A representative of Ernst &Young will be present at the Annual Meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the Audit Committee, the Board of Directors believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as Employers Holdings' independent accounting firm, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THIS APPOINTMENT.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our 2012 Executive Compensation Program
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial goals, aligns executive officers' interests with those of our stockholders by rewarding performance for achievement of financial goals that we believe are linked to improved stock returns, and motivates our executives to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program is tied to the Company's financial performance, supports our commitment to good compensation governance and has been designed to:

•	Offer an appropriate mix of base salary, annual bonus, long-term equity grants, benefits and perquisites that is generally competitive with companies in our peer group;

•
Provide total compensation opportunities that are within the competitive range (generally between the 50th and 75th percentile) for our peer group in terms of total compensation and benefits provided to our NEOs, each of whom is identified below, subject to adjustment to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data;

•
Create alignment between pay and performance by linking executive compensation with short and long-term financial performance through an annual bonus program and regular long-term equity grants, utilizing both absolute and relative performance goals;

•	Attract, motivate and retain our executives by rewarding them for their successful performance; and

•	Discourage excessive or undue risk taking by including appropriate mitigating factors.
Highlights of Our Executive Compensation Program
Our program is built on a sound compensation philosophy and a solid governance framework. In 2012, we made changes to further align our program with our philosophy and to emphasize strong compensation governance, that included the following:

•	Eliminated Gross-Ups in all Employment Agreements: We renegotiated new employment agreements with our CEO and other NEOs in the last two years to eliminate all gross-up provisions.

•
Introduced Performance Shares tied to Relative Metrics: To improve the alignment of compensation with our performance, we introduced performance shares in 2012 linked to the Company's three-year Combined Ratio performance relative to a comparator group.

•
Used a Mix of Relative and Absolute Performance Metrics: We implemented the use of relative performance metrics with the introduction of performance shares to our long-term incentive program. To improve the design of our annual bonus program, reduce volatility and vary the forms of metrics selected for our performance goals, we re-introduced the use of absolute performance goals to our annual bonus program, replacing the relative goals used in 2011.

•	Aligned Our Equity Program to Current Practices: In 2012, 50% of the equity value granted to our NEOs was in performance shares.
In addition to these changes, our program is built on a solid foundation of good compensation governance, which includes the following:

•	No SERPs: We do not have any supplemental retirement plans or other deferred compensation programs for our executives;

•	Benefits and Perquisites: We provide our NEOs with modest perquisites, and with benefits consistent with our peer group;

•
Clawback (“Incentive Recovery”) Policy: We have a policy to recapture (or “clawback”) incentive compensation paid to our NEOs (see “Policy Regarding Recapture or “Clawback” of Incentive Compensation”);

•	Regular Annual Equity Grants: We have a policy of awarding equity grants during a regularly scheduled Compensation Committee meeting, designed to prevent timing improprieties;

•
Minimum Vesting and Performance Requirements: Our 2012 awards of stock options and RSUs were granted with four-year vesting, and our 2012 performance share awards cover a three-year performance period;

•	Stock Ownership Guidelines: We require our NEOs to attain and maintain certain levels of Company stock ownership; and

•	Hedging and Pledging Restrictions: We have policies restricting our NEOs from hedging or pledging Company equity securities, including securities granted under the Equity Plan.
In 2012, our compensation program resulted in the following:

•	Increases in 2012 base salaries based on factors such as the individual's performance, changes in responsibilities, and market data;

•	Grants of performance shares, stock options and RSUs to more closely align our NEOs' interests with stockholder interest in creating stockholder value; and

•
Total compensation for our NEOs that was above the 75th percentile of the companies in our peer group, largely due to the cash bonuses earned in the 2012 annual bonus program. For 2012, the Company achieved a greatly improved GAAP Combined Ratio of 95.3%, resulting in a payout equal to 200% of target.

Our Named Executive Officers
The subsequent sections provide a discussion and analysis of the material elements of our current program outlined briefly above. For 2012, our Named Executive Officers were:

•	Douglas D. Dirks, President & Chief Executive Officer (“CEO”)

•	William E. Yocke, Executive Vice President (“EVP”) & Chief Financial Officer (“CFO”)

•	Lenard T. Ormsby, EVP, Chief Legal Officer (“CLO”)

•	John P. Nelson, EVP, Chief Administrative Officer

•	Ann W. Nelson, EVP, Corporate and Public Affairs
Say on Pay
The Compensation Committee and the Board value the opinions of our stockholders. At the 2012 annual meeting of our stockholders, more than 98% of the votes cast on the shareholder advisory vote proposal on our executive compensation program (“Say on Pay”) were in favor of our program. The Compensation Committee views this result as an endorsement of our program, and intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program. In this regard, in the Compensation Committee's ongoing efforts to link pay to performance, performance shares have replaced some of the stock options and RSUs in the Company's equity grant mix for 2012. These performance shares will be payable only upon the achievement of pre-established performance goals. In addition, the Board has continued its policy of holding an annual stockholder advisory vote on our executive compensation program.
How Executive Compensation Was Determined
The Compensation Committee is responsible for all decisions regarding our executive compensation program. Further, the Compensation Committee charter expressly authorizes the Compensation Committee to retain independent counsel and compensation consultants, at the Company's expense. During 2012, the Compensation Committee relied on advice from its independent compensation consultant and recommendations from the CEO concerning the compensation of the other NEOs, as discussed below.
Independent Compensation Consultant
The Compensation Committee again engaged Pay Governance, LLC (“Pay Governance”) to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the 2012 short- and long-term incentive compensation components, as well as the competitive ranges for each element of our NEOs' compensation. In addition, Pay Governance provided the Compensation Committee with specific recommendations for each element of the CEO's compensation. Pay Governance did not perform any unrelated services on behalf of management. Management did not retain a separate compensation consultant for the purpose of determining compensation for any of the NEOs in 2012.
The Peer Group
The engagement of Pay Governance included a review of our 2011 peer group. Our peer companies were selected based upon a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers compensation line of business), financial size (gross and net written premiums), market capitalization, returns (return on equity, total shareholder return) and financial performance (combined ratio and net income). Generally, we select peers to fit within a range of 50% to 200% of our financial size, but not all peer companies satisfy each criterion on this basis. Pay Governance selected a group of companies that generally met these criteria and concluded that the resulting ranges, as well as the number of companies identified, provided the Compensation Committee with an appropriate peer group for benchmarking purposes. The peer group selected for 2012 is identical to the group used in 2011. The Compensation Committee, approved the 2012 peer group as an appropriate peer group for 2012 compensation practices and levels, and Pay Governance agreed that this peer group was an appropriate group.
The companies in the 2012 peer group were as follows:

Peer Group
AMERISAFE, Inc.	AmTrust Financial Services, Inc.	Baldwin & Lyons, Inc.
Donegal Group, Inc.	EMC Insurance Group, Inc.	Erie Indemnity Company
Harleysville Group, Inc.	Meadowbrook Insurance Group, Inc.	The Navigators Group, Inc.
ProAssurance Corp.	RLI Corp.	Safety Insurance Group, Inc.
Seabright Insurance Holdings, Inc.	Selective Insurance Group, Inc.	State Auto Financial Corp.
Tower Group, Inc.	United Fire & Casualty Company

As of November 2011, the range of the gross premium written, net income, market capitalization, and the return on equity of the companies in the 2012 peer group were as follows:

	Gross Premium Written ($M)	Net Income ($M)	Market Cap ($M)	Return on Equity (%)
75th Percentile	1,496	118	892	11.2
Median	708	60	563	8.8
25th Percentile	533	31	355	6.7
Employers Holdings, Inc.	322	63	433	12.7
NEO Compensation Decisions
The Compensation Committee, in setting the CEO's compensation, considers the CEO's performance, Company performance, peer group and general market trends and retention risk. The Compensation Committee also independently collects input on CEO performance from the Board as part of a formal evaluation process, and uses this evaluation in combination with the other information noted above. The Compensation Committee does not assign a specific weight to any of these factors, but uses its judgment in making a final decision. The compensation determinations for the CEO and the other NEOs are made in executive session without the presence of management or the CEO.
In addition, the Compensation Committee solicited the input and recommendations of the CEO in determining compensation for the other NEOs. The CEO's input included the other NEOs' performance, and recommendations regarding the levels of base salary and short-and long-term incentive grants for each of the other NEOs. The CEO also provided recommendations regarding the design of the short and long-term incentive compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of the CEO in conjunction with Company performance, peer group and general market trends, retention risk and advice and recommendations from Pay Governance in determining the other NEOs' compensation.
Elements of Our 2012 Executive Compensation Program
The following sections discuss each of the components of our executive compensation program as approved by the Compensation Committee. As discussed above, in developing the 2012 executive compensation program, the Compensation Committee considered the trends and practices of the peer group, advice and recommendations provided by Pay Governance and the recommendations of the CEO, and determined that the following components would be appropriate for the 2012 executive compensation program:

•	Base salary

•	Annual bonuses

•	Long-term incentives (for 2012, performance shares, stock options and RSUs)

•	Benefits and perquisites

•	Employment agreements and compensation payable upon termination of employment
Following the Compensation Committee's determination of the final compensation levels for each of our NEOs, Pay Governance confirmed to the Compensation Committee that these levels, and the compensation decisions being made in connection with these levels, are consistent with practices of our peer companies.
Base Salary
As in previous years, the Compensation Committee believes that it is important to provide competitive base salaries for our executives because these salaries act as primary retention and recruitment tools, and provide the basis for determining other components of compensation such as bonus opportunities, severance and other benefits and perquisites whose values are derived from base salary levels. The Compensation Committee's intent is to provide base salaries within a range consistent with our peer group, subject to adjustments to reflect individual performance and any additional roles and responsibilities not reflected in the competitive data, as well as recommendations made by the CEO regarding the other NEOs.

In setting the framework for potential increases to the NEOs' base salaries in 2012, the Compensation Committee considered several general factors, including: the CEO's decision to freeze the base salaries of all officers at the level of Vice President and above in 2009, followed by modest increases in our NEO's base salaries for both 2010 and 2011, and the CEO's recommendations to reward the NEOs based on the amount of responsibility that they have been assigned and to equalize the salaries of our CFO and our CLO. The Compensation Committee then considered the practices of our peer group, individual performance, changes in individual responsibilities, and the CEO's recommendations regarding the other NEOs' base salaries. The Compensation Committee did not assign a specific weight to any of these factors or considerations. The Compensation Committee approved increases to our NEOs' base salaries, effective March 26, 2012, as set forth in the table below.
Specifically, the table below shows the annual base salary rates as modified in 2012 for each of our NEOs, compared to their 2011 final annual base salary rates:

Name	2011 Annual Base Salary Rate	2012 Annual Base Salary Rate	% Change to 2011 Annual Base Salary Rate
Douglas D. Dirks	715,000	785,000	9.8
William E. Yocke	385,000	425,000	10.4
Lenard T. Ormsby	375,000	425,000	13.3
John P. Nelson	282,500	325,000	15.0
Ann W. Nelson	246,000	265,000	7.8
Annual Bonuses
Each of our NEOs was eligible for annual cash bonuses upon the achievement of the pre-established annual financial goals. The Compensation Committee believes that the annual bonus is a key component of our executive compensation program as it enables us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2012 performance and (3) provide competitive compensation opportunities for our NEOs.
As discussed in more detail below, for 2012, the Compensation Committee, after consulting with Pay Governance, concluded that a performance goal based on an absolute GAAP Combined Ratio metric was an appropriate metric for the annual bonus awards, and a performance goal based on a relative Statutory Combined Ratio metric was an appropriate metric for the long-term incentive awards granted in the form of performance shares. Specifically, the Compensation Committee determined that goals based on an absolute GAAP Combined Ratio metric were more appropriate for rewarding our executives over the shorter performance period in the annual bonus program. In reaching this determination, the Compensation Committee concluded that comparing the Company's actual 2012 GAAP Combined Ratio to the Compensation Committee's targeted goal eliminated the volatility that was inherent in the relative metric utilized to measure corporate performance in the 2011 annual bonus program, and motivated executives to meet or exceed the pre-established goals selected by the Compensation Committee for this purpose. In addition, these absolute goals complement the performance goals based on the relative Statutory Combined Ratio metric introduced under our long-term incentive program, which is discussed in more detail in “Long-Term Incentive Grants,” below. As with previous years, to create complete alignment between the annual bonus and the key financial goals that drive stockholder value, the Compensation Committee relied solely on corporate financial goals and did not use any individual performance goals for our NEOs.

In setting each of the bonus targets, the Compensation Committee took into account the peer group information and recommendations made by Pay Governance. Minimum cash bonus targets are set forth in each of our NEO's employment agreements. The Compensation Committee increased the 2012 annual bonus targets (which are expressed as a percentage of base salary), from the 2011 targets for each of our NEOs, with the exception of our CFO. Mr. Dirks' annual bonus target was increased in conjunction with the re-negotiation of his employment agreement. The CLO's annual bonus target was increased to equalize his target with the target of our CFO, and the increases for the other affected NEOs were to reward them for performing critical functions. Specifically, the annual bonus targets for 2011 and 2012 were as follows:

Name	2011 Annual Cash Bonus Target as a Percentage of Base Salary	2012 Annual Cash Bonus Target as a Percentage of Base Salary
Douglas D. Dirks	70%	80%
William E. Yocke	55	55
Lenard T. Ormsby	50	55
John P. Nelson	45	50
Ann W. Nelson	45	50
As mentioned above, for 2012, after consultation with Pay Governance and the CEO, the Compensation Committee retained the corporate performance metric of GAAP Combined Ratio as the sole metric for the 2012 annual bonus program. Specifically, for 2012, the performance goal was based on how the Company's GAAP Combined Ratio (as defined below) for the 2012 calendar year compared to the pre-established range set forth below. This range was intended to be aggressive, while rewarding our executives for solid performance. For purposes of the annual bonus program, GAAP Combined Ratio was defined as:

(Losses + Loss Adjustment Expenses + Commission Expense + Underwriting and Other Operating Expenses + Policyholder Dividends)
Net Premiums Earned
The Company's GAAP Combined Ratio, was calculated based on the financial information disclosed in the Company's Annual Report on Form 10-K for 2012.
The Compensation Committee continues to believe that performance goals based on combined ratio are effective measures of management performance for an insurance holding company because the combined ratio (1) utilizes a measure of the operating insurance companies' profitability, (2) balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk, (3) provides a meaningful incentive for management to pursue increasing levels of operating profitability, and (4) is an effective metric for measuring what our executives can directly accomplish. As with previous years, for 2012, the maximum payout percentage of the target was 200%. Additionally, given the continued volatility in the marketplace, the Compensation Committee established a range of combined ratios that addresses the volatility of the measure.
We set our performance goal at levels that required our executives to meet or exceed our expectations to be entitled to an annual bonus. Specifically, the threshold, target and maximum levels for both combined ratio and corresponding payouts as a percentage of target established for 2012 were as follows:

	2012 Combined Ratio	Payout as % Target
Maximum	≤110.9	200%
Target	115.9	100
Threshold	≥119.9	0

For 2012, the Company achieved a GAAP Combined Ratio of 95.3%, resulting in a payout equal to 200% of target. As a result, our NEOs received bonuses under the 2012 annual bonus program in the amounts, and as a percentage of base salary, as set forth in the following table.

NEO	Percentage of 2012 Actual Base Salary (%)	Bonus Amount ($)
Douglas D. Dirks	160	1,230,154
William E. Yocke	110	457,346
Lenard T. Ormsby	110	454,808
John P. Nelson	100	315,192
Ann W. Nelson	100	260,615
Long-Term Incentive Grants
We believe that a properly designed long-term incentive program, along with competitive compensation opportunities, encourage our NEOs to pursue and execute long-term strategies for increasing stockholder value. It also serves as an important retention and recruiting tool in securing a highly-qualified senior management team.
In March 2012, the Compensation Committee approved long-term incentive grants under the Equity Plan for each NEO. Our performance share awards represented approximately 50% of the aggregate value of these grants. Performance shares are earned and payable only if the pre-established performance goals are achieved. The remaining 50% aggregate value consists of an approximately equal mix of non-qualified stock options and RSUs, each unit having the value of one share of our common stock. The Compensation Committee designed the compensation structure to ensure that a significant portion of our NEOs' compensation (specifically, annual bonuses, performance shares, and stock options) was performance based. In determining the overall long-term incentive grant levels for each individual, the Compensation Committee considered the relative total compensation opportunities (cash plus long-term incentives), relative responsibilities of each executive, replacement/retention risk, individual performance, Company performance and peer group and general market practices for compensation. The Compensation Committee does not assign a specific weight to any of these factors. The three components of the Company's long-term incentive program are described below.
Performance Shares
Our NEOs received grants of performance shares in March 2012. The Compensation Committee believes that the performance share grants, including the selection of a three-year performance period, will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value and will positively impact retention. In particular, the reasons for selection of Combined Ratio as the metric are the same as those discussed in “Annual Bonuses” above, and the selection of the relative Statutory Combined Ratio goals determined over a three-year performance period was intended to reward performance over a multi-year period of time, and to condition the reward on how the Company's performance compares to that of the group of private carriers described below. By using relative performance, the Compensation Committee sought to ensure that the NEOs were not inadvertently advantaged or disadvantaged by market cycle changes during the three-year performance period. The performance share grants that were made in 2012 to our NEOs are set out and described in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards Table on page 32.
Specifically, for the performance period commencing on January 1, 2012, and ending on December 31, 2014, the performance goals are based on how the Company's average three-year Statutory Combined Ratio (as defined below) for this performance period compares to an average of the Statutory Combined Ratios for a group of private carriers as established by A.M. Best Company, Inc. (“AM Best”), which collects data on this group, using the AM Best Statutory Combined Ratio definition. In order to accurately compare the Company's performance to the performance of this group of private carriers, we likewise use the AM Best Statutory Combined Ratio definition to measure our performance. To enable the Company to calculate and pay out awards during March 2015, we are using the Statutory Combined Ratios for the comparator private carrier group for the period from October 1, 2011 through September 30, 2014. We selected the three-year performance period to ensure our performance shares are earned for long-term, sustained performance, which we believe aligns with our shareholders' interests.
For purposes of the performance shares, Statutory Combined Ratio is defined as:

(Losses Incurred + Loss Adjustment Expense Incurred +Policyholder Dividends)	+	Underwriting and Other Operating Expenses
Net Premiums Earned		Net Premiums Written
The Company's Statutory Combined Ratio will be calculated based on the financial information disclosed in the Company's Annual Reports on Forms 10-K for 2012 - 2014.
For the 2012 - 2014 performance period, the threshold, target and maximum levels for Statutory Combined Ratio and the corresponding payouts as a percentage of the target number of performance shares awarded are as follows:

	Company's Three-Year Statutory Combined Ratio	Payout as a % of Target
Maximum	≤Industry Avg -5	200%
Target	Industry Avg	100
Threshold	>Industry Avg +5	0
Stock Options
Our NEOs received grants of non-qualified stock options in March 2012. As in previous years, the Compensation Committee believes stock options, including the selection of a four-year vesting period, will provide the proper incentive to pursue strategies that will generate long-term growth in stockholder value. However, as mentioned above, in 2012 we added performance shares to our mix of long-term equity incentive awards so stock options composed a smaller percentage of the total value of these incentive awards than in prior years. The option grants made in 2012 to our NEOs are set out and described in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards Table on page 32.
Restricted Stock Units
Our NEOs received grants of time-vesting RSUs in March 2012. As in previous years, the Compensation Committee believes that the RSU grants, including the selection of a four-year vesting period, will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value. As with stock options described above, because we added performance shares to our long-term equity incentive awards in 2012, the RSU grants composed a smaller percentage of the total value of these incentive awards than in prior years. The RSU grants that were made in 2012 to our NEOs are set out and described in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards Table on page 32.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive automobile allowances and supplemental life insurance benefits, and some of our NEOs also receive airline travel club memberships, and country club memberships.
The Compensation Committee has determined that the NEOs' modest perquisites are appropriate. The supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. Airline travel club memberships are provided to our NEOs to facilitate efficient business travel. The country club memberships provide our NEOs with access to quality establishments for business entertainment and encourage them to interface with our community.
Employment Agreements
Each of our NEOs is a party to an employment agreement. The agreement with Mr. Dirks was re-negotiated prior to its December 31, 2012 expiration and a new agreement became effective on May 10, 2012. The agreements with Messrs. Yocke, Ormsby and Nelson and Ms. Nelson, which were scheduled to expire December 31, 2011, had been renegotiated in 2011 and became effective January 1, 2012. As a consequence of these negotiations, none of our current employment agreements provide for payments to offset excise taxes related to a change in control (“280G gross-up”

payments). The employment agreements with our NEOs are designed to protect the Company through restrictive covenants, to serve as recruiting and retention tools, and to provide for severance both generally, and in connection with a change in control.
As mentioned above, in recognition of evolving best pay practices, each of our NEO's new employment agreements eliminated the change in control-related gross-up payments. The agreements provide for a cap at the statutory threshold to the extent that capping the change in control related payments would put the affected NEO in a better after-tax position, otherwise the payments are uncapped and the executive is responsible for any excise taxes imposed. In addition, instead of automatically renewing for two-year terms unless the agreements were terminated, the current employment agreements will automatically terminate at the end of their initial two-year terms unless renewed for additional two-year terms.
Further, in consideration of the changes described above and to be consistent with competitive practices, based on advice from Pay Governance, our CEO's new agreement was revised so that the severance cash benefit that would be payable upon certain non-change in control related terminations of employment was increased from 24 months of base salary to 36 months of base salary. For our other NEOs, this benefit had been increased from 18 months of base salary to 24 months.
Finally, in consideration for eliminating certain noncompetition payments that would have been payable under certain circumstances and other changes to our CEO's employment agreement, our CEO's minimum annual target bonus award was increased from 70% to 80% of his annual base salary. The agreement also provides him with a maximum of five annual long-term incentive grants in addition to (and not in lieu of) the equity awards generally made by the Compensation Committee to Company executives, including our CEO. Specifically, our CEO is entitled to a grant of RSUs with a value equal to approximately $150,000 on up to five occasions during the term of the new employment agreement (including any renewals of this agreement). The first of these grants occurred in May, 2012 and is described in the Summary Compensation Table on page 30 and Grants of Plan-Based Awards Table on page 32. The remaining grants will be made on the date that equity awards are generally made by the Compensation Committee to Company executives, including our CEO. Our CEO's prior employment agreement did not provide for such grants.
At the various times that the employment agreements have been negotiated, the Compensation Committee has concluded that the applicable provisions of these agreements were reasonable and consistent with market practice.
A more detailed description of these agreements is provided in “Potential Payments upon Termination or Change in Control” on page 35.
Risk Assessment
Management prepared a risk assessment to determine whether our compensation plans promote excessive or undue risk-taking generally, and specifically as applied to our NEOs, and concluded that, in each case, the potential for such risk is low. Pay Governance then reviewed management's analysis and provided the Compensation Committee with the same conclusion. Finally, the Compensation Committee considered both management's analysis and Pay Governance's review, and similarly concluded that these compensation plans are not reasonably likely to have a material adverse effect on the Company, and reported its results to the full Board. In making this determination, the Compensation Committee considered various aspects of our compensation program, including the mix of fixed and performance-based compensation. We provide competitive base salaries to ensure that our basic compensation is competitive within our industry. Our performance-based compensation awards are designed to reward both short- and long-term performance over varying time horizons and provide a mix of cash and equity awards based upon varying performance goals among our performance-based awards. Annual cash awards are capped at competitive levels and equity awards are earned only after satisfying vesting schedules and/or achieving applicable performance goals. By linking a portion of total compensation to the Company's long-term performance, we mitigate the short-term risk that could be detrimental to the Company's long-term interests and to the creation of stockholder value. Equity-based performance awards are subject to multi-year vesting or performance periods and derive their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders. Our executive stock ownership guidelines (described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, are designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders. We believe that these guidelines discourage any risk-taking that could be detrimental to the long-term interests of the Company, its performance, and our stock price. Finally, the Compensation Committee believes that any risks associated with our compensation plans and policies are further mitigated by our grant and clawback policies, which are described below.
Stock Ownership and Retention Guidelines
The Compensation Committee adopted mandatory guidelines that require senior executives, including all of the NEOs, to attain specific levels of share ownership. These guidelines reinforce the importance of aligning the interests of our NEOs with the interests of our stockholders. Under these guidelines, executives must attain specific levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. It is the Compensation Committee's intention that these levels of ownership be achieved by February 5, 2017, which is the tenth anniversary of our initial public offering or, if later, by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. For purposes of clarification, if an executive's stock ownership level increases because of a change in position, then a ten-year period to achieve the incremental amount of shares will begin on the effective date of the change of position. These guidelines are intended to motivate our executive officers to reach and maintain appropriate levels of stock ownership.

Position	Multiple of Base Salary
CEO	4x
Executive Vice President	3x
Senior Vice President	2x
Equity and Other Compensation Grant Policies, Procedures and Requirements
Stock Grant Policy and Guidelines
The Board has adopted an equity grant policy that specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, performance shares and any other stock based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2012 annual grants to the NEOs requires that all equity grants other than new hire grants, certain grants to non-officers and grants of performance share awards will be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 30, unless exigent circumstances exist, as determined by the Compensation Committee.
Performance share awards (and similar performance-based awards other than stock options) that are intended to satisfy the requirements for performance-based compensation under section 162(m) of the Internal Revenue Code typically will be made within the first 90 days of the calendar year.
Generally, our Chief Administrative Officer will prepare a list of equity grants for our CEO's consideration and, prior to a scheduled Compensation Committee meeting (or approval date for awards), our CEO will submit to the Compensation Committee, for its consideration, a list of recommended equity grants, including the names of the grantees (which will not include our CEO) and the terms of the awards. To the extent that any grantees are officers subject to reporting obligations pursuant to Section 16 of the Exchange Act, the list of proposed grants will be provided to our CLO at the same time. The Compensation Committee may delegate to our CEO the authority to grant equity awards but solely with respect to equity awards to non-officers, and only if such equity awards are within the guidelines established by the Compensation Committee for this purpose.
Policy Regarding Recapture or “Clawback” of Incentive Compensation
Under the Equity Plan, if a grantee engages in certain conduct considered harmful to the Company during employment or following termination of employment, then the grantee may be required to forfeit, without consideration (1) all then outstanding awards under the plan, (2) any shares of Company stock owned by the grantee that were previously subject to an award under the plan, and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.

In addition, if the Company is required to restate its financial statements, the Company may require our NEOs to repay to the Company the aggregate value of any performance shares that became payable upon the achievement of the performance goals, to the extent these performance goals would not have been achieved had the restatement not been required.
Finally, we are monitoring anticipated regulations regarding clawback requirements and intend to modify or implement new policies as may become necessary or be deemed appropriate.
Policies Prohibiting Hedging and Pledging
The Company's Insider Trading Policy prohibits Directors and other Company insiders, which include our NEOs, from making “short sales” of the Company's equity securities, or otherwise speculating on the Company's equity securities, as these activities may place the personal gain of the Director or insider in conflict with the best interests of the Company and its shareholders. Additionally, the equity grants made to the Company's officers, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Equity Plan. We are monitoring anticipated regulations regarding hedging and pledging restrictions and intend to modify or implement new policies as may become necessary or be deemed appropriate.
Tax Considerations
Under section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to our CEO or any of our three other highest paid executive officers (other than our CFO) who are employed by the Company at year-end. The Compensation Committee believes that it is generally in the Company's best interests to satisfy the requirements for deductibility under section 162(m). Accordingly, the Compensation Committee has taken, and intends to take, appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, even if the compensation is not fully deductible under section 162(m). In this regard, approximately $480,000 of compensation paid for 2012 to our CEO was not deductible by reason of section 162(m) and some portion of the RSUs currently granted may not be deductible in the future.
COMPENSATION COMMITTEE REPORT
The current members of the Compensation Committee who are listed below, each of whom is an Independent Director, reviewed and discussed the above Compensation Discussion and Analysis with the Company's management. Based on the review and discussions, they recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
/s/ Compensation Committee
John P. Sande, III, Chair
Ronald F. Mosher
Robert J. Kolesar

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding compensation earned during 2012, 2011 and 2010 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2012. These five officers are referred to as our Named Executive Officers in the following tables:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Douglas D. Dirks President and Chief Executive Officer, EHI	2012	930,966	—	1,778,025	328,812	1,230,154	—	60,913	4,328,870
	2011	783,137	250,000	594,300	588,069	—	—	57,749	2,273,255
	2010	774,579	—	451,645	513,300	—	—	56,478	1,796,002
William E. Yocke Executive Vice President and Chief Financial Officer, EHI	2012	462,071	—	489,325	101,520	457,346	—	44,378	1,554,640
	2011	447,091	90,000	175,319	173,483	—	—	45,313	931,206
	2010	434,204	—	137,790	156,600	—	—	44,114	772,708
Lenard T. Ormsby Executive Vice President and Chief Legal Officer, EHI	2012	469,428	—	489,325	101,520	454,808	—	46,671	1,561,752
	2011	435,896	90,000	175,319	173,483	—	—	45,235	919,933
	2010	368,049	—	120,949	137,460	—	—	45,261	671,719
John P. Nelson Executive Vice President and Chief Administrative Officer, EHI	2012	354,559	—	404,225	78,960	315,192	—	44,217	1,197,153
	2011	336,522	65,000	147,585	146,039	—	—	44,704	739,850
	2010	270,594	—	120,949	137,460	—	—	43,034	572,037
Ann W. Nelson Executive Vice President, Corporate and Public Affairs, EHI	2012	262,270	—	338,273	67,680	260,615	—	31,485	960,323
	2011	246,503	65,000	130,746	129,377	—	—	31,451	603,077
	2010	240,046	—	110,232	125,280	—	—	31,256	506,814

(1)
Salary includes base salary and payments in respect of vacation, holiday, bereavement and sick days and income recognized with respect to excess life insurance provided by the Company. Specifically, the salary amount includes: $158,022, $38,501, $48,221, and $37,344, for Messrs. Dirks, Yocke, Ormsby, and Nelson, respectively, for accrued vacation paid in 2012 pursuant to a Vacation Cash Out program provided to all employees.

(2)
The amounts in the “Stock Awards” column for 2012 consist of performance shares (PSUs) and RSUs granted in 2012 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2012 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock awards by any of our Named Executive Officers in 2012 and all other assumptions used to calculate the expense amounts shown for 2012 are set forth in Note 16 to the 2012 Consolidated Financial Statements. The PSUs are units each of which is equal to the value of one share of our common stock. The PSUs will be granted as of the end of the three-year performance period to the extent that the applicable performance goals have been achieved. The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 32.

(3)
The amounts in the “Options Awards” column relate to stock options granted in 2012 under the Equity Plan. The amounts shown do not reflect compensation actually received by the Named Executive Officer. Rather, the amounts shown for 2012 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. There were no actual forfeitures of stock options by any of our Named Executive Officers in 2012 and we have used the Black-Scholes option pricing method for calculating the expense amounts shown. Specifically, the assumptions used to calculate the expense amounts shown for stock options for 2012 are set forth in Note 16 to the 2012 Consolidated Financial Statements. For more information regarding these awards, see the Grants of Plan-Based Awards table on page 32.

(4)
The Non-Equity Incentive Plan Compensation in this table reflects the cash bonus earned under this plan by each of our Named Executive Officers with respect to 2012, which was paid in the first quarter of 2013 at the maximum level of achievement based upon the Company's performance compared to the pre-established performance goals.

(5)	Includes the following payments that we made to or on behalf of our Named Executive Officers:

Name	Year	Car Allowance ($)	Club Membership ($)	401(k) Matching Contributions ($)	Excess Accrued Vacation(a) ($)	Life Insurance Premiums ($)	Personal Benefits(b) ($)	Total ($)
Douglas D. Dirks	2012	15,600	10,373	10,000	15,096	4,194	5,650	60,913
William E. Yocke	2012	14,400	6,144	10,000	8,173	3,168	2,493	44,378
Lenard T. Ormsby	2012	14,400	6,820	10,000	8,173	3,145	4,132	46,670
John P. Nelson	2012	14,400	10,996	10,000	6,250	2,395	175	44,216
Ann W. Nelson	2012	14,400	—	10,000	5,096	1,989	—	31,485

(a)
For each Named Executive Officer, excess accrued vacation represents the dollar value of vacation accrued during 2012, in excess of the vacation accrual levels for the Company's salaried employees generally. The dollar values were determined by reference to the Named Executive Officers' base salaries in effect on December 31, 2012.

(b)
Personal benefits include the aggregate incremental costs associated with Named Executive Officers' and their guests' (i.e., spouse, family member or similar guest) attendance at board meetings and/or board activities. Also included are the aggregate incremental costs associated with the Named Executive Officers' professional memberships.

GRANTS OF PLAN-BASED AWARDS
Non-Equity Incentive Plan Awards
2012 Annual Cash Bonus Program. As discussed above, the 2012 annual cash bonus program provides for a cash bonus, dependent upon the Company's level of achievement of the pre-established corporate goals, calculated as a percentage of the Named Executive Officer's base salary earned during the applicable year. This percentage varied among the executives. For 2012, the target bonus award percentages were as follows: Mr. Dirks, 80%; Messrs. Yocke and Ormsby, 55%; and Mr. Nelson and Ms. Nelson, 50%. Amounts earned under the 2012 bonus program by our Named Executive Officers are reflected in the Summary Compensation Table above in the “Non-Equity Incentive Plan Compensation” column. The cash bonus opportunities under this program for 2012 for our Named Executive Officers at threshold, target and maximum performance levels are set forth below under the Non-Equity Incentive Plan Awards columns.
PSUs, Stock Options and RSUs
As discussed above, the Company granted PSUs, stock options and RSUs to our Named Executive Officers in 2012 under the Equity Plan.
PSUs are equity awards granted to cover a three-year performance period commencing on January 1, 2012 and ending on December 31, 2014. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which are determined at the end of the performance period. The performance goals are based on the Company's three-year average statutory combined ratio for the period from January 1, 2012 until December 31, 2014, compared to the three-year statutory combined ratio of the Company's peer group during the period from October 1, 2011 until September 30, 2014. At target level of achievement, 100% of the number of PSUs granted would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period is 200% of the targeted number of PSUs. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. PSUs awarded for 2012 are set forth under the All Other Stock Awards column below.
Each option was granted with an exercise price equal to the fair market value of the shares on the date of grant (which is the closing price of the shares on the date of grant), has a term of seven years, and vests as to 25% of the shares underlying each grant on each of the first four anniversaries of the date of grant. The options are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. The stock options awarded for 2012 are set forth under the Option Awards columns below.
The RSUs are units each of which is equal to the value of one share of our common stock, and vest as to 25% of the units on each of the first four anniversaries of the date of the grant. The RSUs are subject to accelerated vesting in certain limited circumstances, such as death, disability or retirement of the executive, or in connection with a change in control of the Company. RSUs awarded for 2012 are set forth under the All Other Stock Awards column below.
Mr. Dirks' employment agreement provides him with a maximum of five annual long-term incentive grants in addition to (and not in lieu of) the equity awards generally made to Company executives, including Mr. Dirks. Specifically, Mr. Dirks is entitled to a grant of RSUs with a value equal to approximately $150,000 on up to five occasions during the term of his employment agreement (including any renewals thereof). The first such grant occurred on May 24, 2012, and is included with his other RSU grants in the applicable proxy tables.
Grants of Plan-Based Awards in 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas D. Dirks	n/a	—	615,077	1,230,154	—	—	—	—	—	—	—
	3/16/2012	—	—	—	—	34,600	69,200	—	—	—	1,177,784
	3/16/2012	—	—	—	—	—	—	—	52,800	17.02	297,792
	3/16/2012	—	—	—	—	—	—	17,300	—	—	294,446
	3/17/2012	—	—	—	—	3,600	7,200	—	—	—	122,544
	3/17/2012	—	—	—	—	—	—	—	5,500	17.02	31,020
	3/17/2012	—	—	—	—	—	—	1,800	—	—	30,636
	5/24/2012	—	—	—	—	—	—	8,771	—	—	152,615
William E. Yocke	n/a	—	228,673	457,346	—	—	—	—	—	—	—
	3/16/2012	—	—	—	—	11,500	23,000	—	—	—	391,460
	3/16/2012	—	—	—	—	—	—	—	18,000	17.02	101,520
	3/16/2012	—	—	—	—	—	—	5,750	—	—	97,865
Lenard T. Ormsby	n/a	—	227,404	454,808	—	—	—	—	—	—	—
	3/16/2012	—	—	—	—	11,500	23,000	—	—	—	391,460
	3/16/2012	—	—	—	—	—	—	—	18,000	17.02	101,520
	3/16/2012	—	—	—	—	—	—	5,750	—	—	97,865
John P. Nelson	n/a	—	157,596	315,192	—	—	—	—	—	—	—
	3/16/2012	—	—	—	—	9,500	19,000	—	—	—	323,380
	3/16/2012	—	—	—	—	—	—	—	14,000	17.02	78,960
	3/16/2012	—	—	—	—	—	—	4,750	—	—	80,845
Ann W. Nelson	n/a	—	130,308	260,616	—	—	—	—	—	—	—
	3/16/2012	—	—	—	—	7,950	15,900	—	—	—	270,618
	3/16/2012	—	—	—	—	—	—	—	12,000	17.02	67,680
	3/16/2012	—	—	—	—	—	—	3,975	—	—	67,655

(1)
The Estimated Future Payouts under the Non-Equity Incentive Plan Awards columns reflect 100% of the award at target level of achievement, and 200% of the award at maximum level of achievement, based on a percentage of the base salary earned by each Named Executive Officer in 2012.

(2)
Amounts shown are the number of PSUs granted to the Named Executive Officers in March 2012. The PSUs will become distributable in 2014, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, which ends on December 31, 2014.

(3)
Amounts shown are the number of RSUs granted to each of the Named Executive Officers in March 2012 and to Mr. Dirks in May 2012. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

(4)
Amounts shown are the number of shares underlying the options granted to the Named Executive Officers in March 2012. The options will vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

(5)
Amounts shown represent the aggregate fair value of the PSUs, RSUs and stock options as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Assumptions used to calculate the grant date fair value amounts are set forth in Note 16 to the 2012 Consolidated Financial Statements. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock. The exercise price of the stock options equals the closing price of the shares as of the date of grant, pursuant to the terms of the Equity Plan.

The Summary Compensation Table and Grants of Plan-Based Awards table should be read in conjunction with both the preceding “Compensation Discussion and Analysis,” which provides detailed information regarding our compensation philosophy and objectives, and “Potential Payments Upon Termination or Change in Control,” below, which provides a description of the material terms of the employment and other compensatory arrangements with our Named Executive Officers.

Outstanding Equity Awards at 2012 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our Named Executive Officers as of December 31, 2012:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas D. Dirks	5/24/2012	—	—	—			8,771	180,507	—	—
	3/17/2012	—	5,500	—	17.02	3/17/2019	1,800	37,044	7,200	148,176
	3/16/2012	—	52,800	—	17.02	3/16/2019	17,300	356,034	69,200	1,424,136
	3/16/2011	20,972	62,918	—	19.81	3/16/2018	22,500	463,050	—	—
	3/30/2010	44,250	44,250	—	15.31	3/30/2017	14,750	303,555	—	—
	5/28/2009	74,625	24,875	—	11.84	5/28/2016	8,375	172,358	—	—
	5/29/2008	95,000	—	—	19.21	5/29/2015	—	—	—	—
	8/8/2007	75,000	—	—	18.79	8/8/2014	—	—	—	—
William E. Yocke	3/16/2012	—	18,000	—	17.02	3/16/2019	5,750	118,335	23,000	473,340
	3/16/2011	6,187	18,561	—	19.81	3/16/2018	6,638	136,610	—	—
	3/30/2010	13,500	13,500	—	15.31	3/30/2017	4,500	92,610	—	—
	5/28/2009	22,875	7,625	—	11.84	5/28/2016	2,625	54,023	—	—
	5/29/2008	30,000	—	—	19.21	5/29/2015	—	—	—	—
	8/8/2007	25,000	—	—	18.79	8/8/2014	—	—	—	—
Lenard T. Ormsby	3/16/2012	—	18,000	—	17.02	3/16/2019	5,750	118,335	23,000	473,340
	3/16/2011	6,187	18,561	—	19.81	3/16/2018	6,638	136,610	—	—
	3/30/2010	11,850	11,850	—	15.31	3/30/2017	3,950	81,291	—	—
	5/28/2009	19,125	6,375	—	11.84	5/28/2016	2,125	43,733	—	—
	5/29/2008	25,000	—	—	19.21	5/29/2015	—	—	—	—
	8/8/2007	25,000	—	—	18.79	8/8/2014	—	—	—	—
John P. Nelson	3/16/2012	—	14,000	—	17.02	3/16/2019	4,750	97,755	19,000	391,020
	3/16/2011	5,208	15,625	—	19.81	3/16/2018	5,588	115,001	—	—
	3/30/2010	11,850	11,850	—	15.31	3/30/2017	3,950	81,291	—	—
	5/28/2009	19,125	6,375	—	11.84	5/28/2016	2,125	43,733	—	—
	5/29/2008	25,000	—	—	19.21	5/29/2015	—	—	—	—
	8/8/2007	15,000	—	—	18.79	8/8/2014	—	—	—	—
Ann W. Nelson	3/16/2012	—	12,000	—	17.02	3/16/2019	3,975	81,806	15,900	327,222
	3/16/2011	4,614	13,842	—	19.81	3/16/2018	4,950	101,871	—	—
	3/30/2010	10,800	10,800	—	15.31	3/30/2017	3,600	74,088	—	—
	5/28/2009	6,375	6,375	—	11.84	5/28/2016	2,125	43,733	—	—
	5/29/2008	25,000	—	—	19.21	5/29/2015	—	—	—	—
	8/8/2007	20,000	—	—	18.79	8/8/2014	—	—	—	—

(1)
For the years 2012, 2011, 2010, 2009, and 2008 reflects stock options granted in March 2012, March 2011, March 2010, May 2009, and May 2008, respectively, under the Equity Plan. The options vest as to 25% of the shares underlying the grant on each of the first four anniversaries of the date of grant.

For the year 2007, reflects options granted in August 2007 under the Equity Plan. Each option vested as to 25% of the shares underlying each grant six months following the date of grant and as to an additional 25% on each of the first three anniversaries of the six-month anniversary of the date of grant.

(2)
For the years 2012, 2011, 2010 and 2009, reflects RSUs granted in May 2012, March 2012, March 2011, March 2010 and May 2009, respectively, under the Equity Plan. The RSUs will vest as to 25% of the units on each of the first four anniversaries of the date of grant.

(3)
Reflects the number of PSUs granted in March 2012 under our Equity Plan that would be awarded to the Named Executive Officers at the end of the three-year performance period commencing January 1, 2012, assuming that the maximum level of the performance goals are achieved. Specifically, each grant of performance shares will be earned based on the achievement of pre-established corporate performance goals over a three-year performance period.

Option Exercises and Stock Vested for 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Douglas D. Dirks	—	—	30,750	532,758
William E. Yocke	—	—	9,587	166,109
Lenard T. Ormsby	—	—	8,187	141,790
John P. Nelson	—	—	7,837	135,833
Ann W. Nelson	12,750	66,457	7,450	129,126

(1)	The number of shares acquired on vesting column reflects the vesting of 25% of the RSUs granted on May 29, 2008, May 28, 2009, March 30, 2010, and March 16, 2011, under the Equity Plan.

(2)
The value realized reflects the number of shares underlying the RSU grants that vested on March 16, 2012, March 30, 2012, May 28, 2012 and May 29, 2012, multiplied by the per share fair market value of the shares as of the respective vesting dates, which were $17.02, $17.71, $17.31, and $17.27, respectively.

Pension Benefits
None of our Named Executive Officers participates in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our Named Executive Officers participates in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our Named Executive Officers upon termination of employment or a change in control as of December 31, 2012, under the employment agreements that were in effect as of that date, and the Company's other compensation plans, programs, policies, agreements and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable.
As discussed above, Mr. Dirks' current employment agreement became effective on May 10, 2012, and replaced his prior employment agreement. The prior employment agreements with Messrs. Yocke, Ormsby and Nelson and Ms. Nelson were terminated effective December 31, 2011, and replaced with employment agreements that became effective as of January 1, 2012. The following summaries describe the terms of the employment agreements with our Named Executive Officers and similarly, the numbers in the table below reflect the terms of these agreements.
Named Executive Officers' Employment Agreements
If, during the term of each of the employment agreements, the executive's employment is terminated other than (1) by reason of death or disability or (2) by the Company for cause, in either case, other than during (a)(i) the 24-month period following a change in control of the Company for Mr. Dirks, or (ii) the 18-month period following a change in control of the Company for the remaining Named Executive Officers, or (b) for each Named Executive Officer, during the six-month period prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
severance payments equal to, for Mr. Dirks, three times his base salary payable in bi-weekly installments for 36 months and, for the remaining Named Executive Officers, two times base salary payable in bi-weekly installments for 24 months; and

•	continued health insurance coverage for 18 months following termination of employment with the Company paying the employer portion of the premium.
If, during the term of the employment agreement, the executive terminates employment for good reason or the executive's employment is terminated for any reason other than death, disability or by the Company for cause, in each case, either (1)(a) for Mr. Dirks, within 24 months following a change in control, or (b) for the remaining Named Executive Officers,within 18 months following a change in control, or (2) for each Named Executive Officer, within six months prior to, but in connection with, a change in control, then the executive would be entitled to receive:

•
a lump sum cash payment equal to, for Mr. Dirks, three times the sum of his base salary and the average of the annual bonus amounts he earned for the three years preceding the year in which the change in control occurs, and for the remaining Named Executive Officers, two times the sum of the executive's base salary and the average of the annual bonus amounts earned by the executive for the three years preceding the year in which the change in control occurs; and

•	continued health insurance coverage for 18 months following the termination date with the Company paying the employer portion of the premium.
In addition, if the executive would be subject to a golden parachute excise tax imposed under section 4999 of the Internal Revenue Code, the executive's change in control related payments and benefits would be capped at a statutory safe harbor (thereby avoiding imposition of the change in control related excise tax) if the executive would be better off, on an after tax basis, being capped.
In addition, the executives would be subject to certain non-competition and non-solicitation restrictions for 24 months after the termination date for Mr. Dirks, and 18 months following the executive's termination date for the remaining Named Executive Officers, in addition to other restrictive covenants. Additionally, the executives would be required to sign a global release of liability.
Termination for Death or Disability. In accordance with the Company's policies generally applicable to all employees, if the executive's employment is terminated as a result of disability, the executive would be entitled to a benefit of up to $15,000 per month until the executive reached age 65. In addition, the Company provides life insurance benefits for its senior executives in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each senior executive other than Mr. Dirks.
Additional Provision for Mr. Dirks. Mr. Dirks' employment agreement provides him with a maximum of five annual long-term incentive grants in addition to (and not in lieu of) the equity awards generally made to Company executives, including Mr. Dirks. Specifically, Mr. Dirks is entitled to a grant of RSUs with a value equal to approximately $150,000 on up to five occasions during the term of his employment agreement (including any renewals thereof). The first such grant occurred on May 24, 2012. The treatment of these RSUs is described in the “Terms of Equity Awards” section below.
Terms of Equity Awards
Terminations Not Related to a Change in Control:
Termination of Employment by the Company for other than Cause. Under the terms of the equity award agreements, if the executive's employment is terminated other than for cause, death or disability, and not in connection with a change in control, then (1) all options that are unvested as of that date would be forfeited and all then vested options would remain exercisable for one year following such termination (or one year following death if the executive dies within the one-year period following such termination), (2) a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the

Company's achievement of the applicable performance goals as of the end of the performance period, and (3) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the executive's employment is terminated by reason of death or disability, the executive's options would vest in full as of the date of termination of employment and would remain exercisable for one year thereafter; provided, however, that if the executive's employment terminates by reason of disability and the executive's dies during such one-year period, then, depending on the grant, the executive's options would remain exercisable for up to one year following death. In addition, a prorated portion of the executive's PSUs would be deemed earned based on the period of time the executive had been employed during the performance period and based on the Company's achievement of the applicable performance goals as of the end of the performance period, and the executive's RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the executive's employment is terminated by the Company for cause or the executive terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control) then the executive would forfeit any outstanding unvested or unearned awards. If the executive's termination is by the Company for cause, then the executive's vested options would immediately terminate. However, if the executive voluntarily terminates employment, the executive's options would remain exercisable for, depending on the grant, either 90 days or one year following termination of employment (or one year following death if the executive dies during the post-termination exercise period). In addition, the executive's unvested or unearned RSUs and PSUs would terminate upon termination of employment.
Change in Control Provisions, If Equity Awards are Not Assumed. If the executive's equity awards are not assumed or substituted in connection with a change in control, then upon the occurrence of the change in control, (1) the executive's options would become fully vested and exercisable and would terminate immediately following the change in control, and (2) the executive's RSUs would become fully vested and (3) the number of PSUs that would have been earned at target level of achievement will be deemed earned and the shares (or the equivalent value of the shares) will be payable shortly after the occurrence of the change in control.
If Equity Awards are Assumed. If the executive's options and/or RSUs are assumed or substituted for in connection with a change in control but the executive's employment is terminated without cause during the 24-month period following such change in control, then the executive's RSUs would become fully vested and the executive's options would become fully vested and exercisable. The PSUs will be treated as described in the previous paragraph, whether or not they are assumed or substituted for.
Termination by Reason of Retirement. As of December 31, 2012, the recently added retirement provisions in our 2011 and 2012 equity awards would apply only to Mr. Ormsby because he is the only Named Executive Officer who would satisfy the criteria necessary to terminate employment by reason of retirement as of that date. Specifically, with respect to the 2011 and 2012 awards, upon Mr. Ormsby's retirement, 50% of his then unvested options would vest and become exercisable as of the date of his retirement and all remaining unvested options would be forfeited. In addition, all of his vested options would remain exercisable for three years following the date of his retirement (but not later than the expiration of the option term) and if he were to die during this post-termination exercise period, his vested options would remain exercisable for at least one year following his death (but not later than the expiration of the option term). With respect to the 2011 and 2012 RSU and PSU awards, 50% of his then unvested RSUs would vest and the remaining unvested RSUs would be forfeited, and a prorated portion of his PSUs would be deemed earned based on the number of months that he continued in employment during the applicable performance period, and would become payable upon the applicable payment date based on the Company's actual performance and provided that he refrains from breaching Company confidentiality or non-solicitation agreements and violating certain restrictive covenants applicable to him. For purposes of our equity awards, “retirement” is defined as termination of employment after attaining age 60 and completing 10 years of continuous service, provided that the executive has given written notice of intent to retire no fewer than six months prior to the date that the executive terminates employment.

2012 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2012 Annual Bonus Program apply to the annual bonuses granted to each of our Named Executive Officers:
Death or Disability. If the executive's employment terminates prior to December 31, 2012, by reason of death or disability, the 2012 annual bonus award would become payable at the same time as it would otherwise have been paid, calculated as if the executive had continued in employment until December 31, 2012, and based on the actual salary that the executive would have earned had he remained in employment through December 31, 2012, and subject to, and to the extent of, the actual achievement of the performance goals.
Involuntary Termination Without Cause. If the Company terminates the executive's employment prior to December 31, 2012, other than for cause, then the executive would be entitled to a prorated annual bonus, payable at the same time as this bonus would otherwise have been paid, in an amount equal to the product of (a) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2012, calculated based on the actual salary that would have earned for 2012 had the executive remained in employment through December 31, 2012, and subject to, and to the extent of, the actual achievement of the performance goals; and (b) a fraction, the numerator of which is the number of full months elapsed from January 1, 2012, until the executive's date of termination, and the denominator of which is 12.
For Cause; Voluntary Termination. If the Company terminates the executive's employment for cause or the executive voluntarily terminates employment for any reason prior to the date the 2012 annual bonuses are paid out, other than for any of the reasons described above, then the executive's 2012 annual bonus would terminate and be forfeited immediately.
Change in Control. Upon the consummation of a change in control, if the executive remains continuously employed through such consummation, then the executive would be entitled to a prorated 2012 annual bonus award, payable as soon as practicable following the consummation of the change in control, in an amount equal to the product of (1) the greater of (a) the total value of the annual bonus that would have been paid to the executive had the executive continued in employment until December 31, 2012, subject to, and to the extent of, the actual achievement of the performance goals as of the consummation of the change in control, and (b) the total value of the annual bonus that would have been paid had the executive continued in employment until December 31, 2012, assuming target level of achievement of all applicable performance goals, and (2) a fraction, the numerator of which is the number of full months elapsed from January 1, 2012, until the consummation of the change in control, and the denominator of which is 12.
Assuming the employment of each of the Named Executive Officers had terminated on December 31, 2012, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2012), the payments and benefits described above would have the estimated values under their employment agreements, and other applicable plans, programs, policies, agreements and arrangements, as provided below.

Employment Termination and Change-in-Control Payments and Benefits

Name	Salary ($)	Bonus(1) ($)		Accrued Vacation ($)	Medical Continuation ($)	Death Benefit ($)	Disability Benefits(2) ($)	Value of Accelerated Equity ($)		Total ($)
Douglas D. Dirks
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,355,000	1,230,154		78,032	25,178	—	—	524,104		4,212,468
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	2,355,000	1,710,011		78,032	25,178	—	—	3,005,303	(3)	7,173,524
Voluntary Termination	—	—		78,032	—	—	—	—		78,032
Termination for Cause	—	—		78,032	—	—	—	—		78,032
Change in Control	—	1,230,154	(4)	—	—	—	—	3,005,303	(5)	4,235,457
Death	—	1,230,154		78,032	—	2,355,000	—	2,743,251		6,406,437
Disability	—	1,230,154		78,032	—	—	1,740,000	2,743,251		5,791,437
William E. Yocke
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	850,000	457,346		41,646	19,854	—	—	157,780		1,526,626
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	850,000	582,667		41,646	19,854	—	—	854,386	(3)	2,348,553
Voluntary Termination	—	—		41,646	—	—	—	—		41,646
Termination for Cause	—	—		41,646	—	—	—	—		41,646
Change in Control	—	457,346	(4)	—	—	—	—	854,386	(5)	1,311,732
Death	—	457,346		41,646	—	1,275,000	—	775,496		2,549,488
Disability	—	457,346		41,646	—	—	435,000	775,496		1,709,488
Lenard T. Ormsby
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	850,000	454,808		46,474	25,178	—	—	157,780		1,534,240
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	850,000	566,788		46,474	25,178	—	—	813,157	(3)	2,301,597
Voluntary Termination	—	—		46,474	—	—	—	—		46,474
Termination for Cause	—	—		46,474	—	—	—	—		46,474
Change in Control	—	454,808	(4)	—	—	—	—	813,157	(5)	1,267,965
Death	—	454,808		46,474	—	1,275,000	—	734,267		2,510,549
Disability	—	454,808		46,474	—	—	840,000	734,267		2,075,549
Retirement	—	—		46,474	—	—	—	324,428		370,902
John P. Nelson
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	650,000	315,192		37,570	25,178	—	—	130,340		1,158,281
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	650,000	395,132		37,570	25,178	—	—	713,306	(3)	1,821,186
Voluntary Termination	—	—		37,570	—	—	—	—		37,570
Termination for Cause	—	—		37,570	—	—	—	—		37,570
Change in Control	—	315,192	(4)	—	—	—	—	713,306	(5)	1,028,498
Death	—	315,192		37,570	—	975,000	—	648,136		1,975,899
Disability	—	315,192		37,570	—	—	2,670,000	648,136		3,670,899

Ann W. Nelson
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	530,000	260,615		110,007	25,178	—	—	109,074		1,034,875
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	530,000	338,358		110,007	25,178	—	—	631,120	(3)	1,634,663
Voluntary Termination	—	—		110,007	—	—	—	—		110,007
Termination for Cause	—	—		110,007	—	—	—	—		110,007
Change in Control	—	260,615	(4)	—	—	—	—	631,120	(5)	891,735
Death	—	260,615		110,007	—	795,000	—	576,583		1,742,205
Disability	—	260,615		110,007	—	—	2,340,798	576,583		3,288,003

(1)
For the year 2012, the bonuses reflect the annual cash bonuses earned in 2012 under the Equity Plan. These bonuses were paid in the first quarter of 2013 at the maximum level of achievement based on the Company's performance for 2012 compared to the pre-established performance goals.

(2)
Disability benefits are available to all full-time employees. In the event the Named Executive Officer had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of his or her monthly salary, up to a maximum of $15,000 per month until attainment of age 65.

(3)
The value for equity acceleration that is shown for termination of a Named Executive Officer's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.

(4)
This amount reflects the greater of (a) the actual annual cash bonus earned by each of our Named Executive Officers with respect to 2012 under the Equity Plan and (b) the value of the 2012 annual cash bonus determined for such Named Executive Officer based on target level of achievement of all applicable performance goals. For 2012, the value of the actual cash bonus was greater than the cash bonus based on target level of achievement for each of our Named Executive Officers.

(5)
The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the Named Executive Officer's employment had been terminated.

DIRECTOR COMPENSATION
Director compensation for 2012 was the same as it was for 2011. Specifically, during 2012, each non-employee Director received an annual cash retainer of $34,000, but no additional payments were made for attendance at Board meetings. Each non-employee Director continued to receive $1,500 for each Audit Committee meeting attended and $1,000 for each other committee meeting attended. The Chairman of the Board was paid an additional cash fee of $20,000. The chairperson of the Audit Committee was paid an annual cash fee of $12,500 and the remaining Committee chairpersons were paid an additional cash fee of $10,000.
In addition to the cash compensation, on May 24, 2012, each non-employee Director was granted an award of RSUs with a value of $59,995. The RSUs will vest in full on May 24, 2013, and will be paid in shares on the vesting date, or if deferred by the Director, six months following termination of Board service. Vested, deferred RSUs will be credited with dividend equivalents, which will be reinvested in additional RSUs.
The following table sets forth a summary of the compensation we paid to our non-employee Directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Robert J. Kolesar	64,000	59,995	—	—	—	774	124,769
Richard W. Blakey	50,500	59,995	—	—	—	1,031	111,526
Valerie R. Glenn	39,000	59,995	—	—	—	93	99,088
Rose E. McKinney-James	56,000	59,995	—	—	—	1,360	117,355
Ronald F. Mosher	53,000	59,995	—	—	—	1,397	114,392
Katherine W. Ong	57,000	59,995	—	—	—	100	117,095
Michael D. Rumbolz	63,000	59,995	—	—	—	1,260	124,255
John P. Sande, III	70,500	59,995	—	—	—	2,569	133,064

(1)
The amounts in the “Stock Awards” column relate to the RSUs granted by the Company in 2012 to the non-employee Directors under the Equity Plan. The RSUs granted in 2012 will vest on May 24, 2013. The fair market value of each share of common stock subject to the RSUs on the date of grant for each non-employee Director was $17.40. As of December 31, 2012, each non-employee Director had 3,448 unvested RSUs.

The amounts shown do not reflect compensation actually received by the non-employee Director but rather represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures. Dividend equivalents will be credited to those non-employee Directors who elect to defer settlement of the RSUs until 6 months after termination of Board service. There were no actual forfeitures of stock awards by any of our Directors in 2012 and all other assumptions used to calculate the expense amounts shown are set forth in Note 16 to the 2012 Consolidated Financial Statements.

(2)
All Other Compensation includes the aggregate incremental costs associated with the non-employee Directors' and their guests' (i.e., spouse, family member or similar guest) attending board meetings and/or board activities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consisted of Messrs. Sande, Chair, Mosher and Kolesar. None of these Directors were at any time during 2012, or before, an officer or employee of Employers Holdings or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on Employers Holdings, or its subsidiaries, Boards of Directors or their Compensation Committees.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board of Directors has adopted the Related Person Transactions Policy and Procedures which is available on our website at www.employers.com and a print copy will be made available to any stockholder who requests it. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company not less than annually. The Audit Committee reviews these related party transactions at least annually and considers all of the relevant facts and circumstances available to the Committee, including but not limited to: the benefits to the Company; the impact on a Director's independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, stockholder or Executive Officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and of our stockholders, as the Audit Committee determines in good faith.
No Director, executive officer, or other significant officer has loans or other debt with Employers Holdings or its subsidiaries.
Following is a list of transactions that may be considered related party transactions. The Audit Committee reviewed, approved and/or ratified each transaction.
Dr. Blakey, one of our Directors, is a practicing board certified orthopaedic surgeon, Director and Chairman of the Board of the Reno Orthopaedic Clinic. In 2010, 2011, and 2012, EICN paid Reno Orthopaedic Clinic $301,158, $205,503, and $139,018 respectively, for medical services it provided to injured workers. In 2010, 2011, and 2012, EICN paid the Reno Orthopaedic Surgery Center $40,527, $33,939, and $21,796 respectively. Dr. Blakey was also formerly the Chairman of the Board of the Reno Spine Center. EICN intends to continue its relationships with certain medical providers at Reno Orthopaedic Clinic and Reno Orthopaedic Surgery Center.
Ms. Glenn, one of our Directors, is the Chief Executive Officer of MPR, dba The Glenn Group. In 2010, 2011, and 2012, the Company paid The Glenn Group $351,096 (of which $163,755 was paid to outside vendors), $320,633 (of which $212,077 was paid to outside vendors), and $304,367 (of which $208,610 was paid to outside vendors) respectively, for advertising services it provided to the Company. The Company plans to continue utilizing the services of The Glenn Group in 2013 for branding and marketing consultation services.
Executive Officers of the Registrant
The following provides information regarding our senior executive officers and key employees as of February 3, 2013. No family relationships exist among our directors or executive officers.

Name	Age(1)	Position
Douglas D. Dirks	54	President and Chief Executive Officer of Employers Holdings, Inc.
William E. Yocke	62	Executive Vice President and Chief Financial Officer of Employers Holdings, Inc.
Lenard T. Ormsby	60	Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary of Employers Holdings, Inc.
Ann W. Nelson	51	Executive Vice President, Corporate and Public Affairs, of Employers Holdings, Inc.
John P. Nelson	50	Executive Vice President and Chief Administrative Officer of Employers Holdings, Inc.
Richard P. Hallman	49	Senior Vice President and Chief Information Officer of Employers Holdings, Inc.
(1) At December 31, 2012.
Executive Officers
Douglas D. Dirks. Mr. Dirks has served as President and Chief Executive Officer of Employers Holdings, EGI and their predecessors since their creation in April 2005 and as President and Chief Executive Officer of EICN, ECIC, EPIC, and EAC since February 1, 2011. He has served as Chief Executive Officer of EICN and ECIC since January 2006 and as Chief Executive Officer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since November 2008. He served as President and Chief Executive Officer of EICN from January 2000 until January 2006, and served as President and Chief Executive Officer of ECIC from May 2002 until January 2006. Mr. Dirks has served as President and Chief Executive Officer of Employers Occupational Health, Inc. (“EOH”) and Elite Insurance Services, Inc. (“EIS”) since 2002. He has been a Director of Employers Holdings, EGI and their predecessors since April 2005, a Director of EIS since 1999, EICN since December 1999, EOH since 2000, ECIC since May 2002, and a Director of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc. and AmSERV, Inc. since November 2008. Mr. Dirks was the Chief Executive Officer of the Fund from 1995 to 1999 and its Chief Financial Officer from 1993 to 1995. Prior to joining the Fund, he served in senior insurance regulatory positions and as an advisor to the Nevada Governor's Office. Mr. Dirks also has worked in the public accounting and investment banking industries and is a licensed Certified Public Accountant in the state of Texas. He presently serves on the Board of Directors of the Nevada Insurance Education Foundation. Mr. Dirks holds B.A. and M.B.A. degrees from the University of Texas and a J.D. degree from the University of South Dakota.
William E. Yocke. Mr. Yocke has served as Executive Vice President and Chief Financial Officer of Employers Holdings since February 2007. He served as Executive Vice President and Chief Financial Officer for EICN and ECIC from June 2005 to February 2007. He has been Treasurer of EPIC, EAC, EIG Services, Inc., Pinnacle Benefits, Inc., and AmSERV, Inc. since October 31, 2008. He has also been Treasurer of Employers Holdings, EGI and their predecessors and EICN, ECIC, EOH, and EIS since 2005. Mr. Yocke is a Director of EPIC, EAC, EIG Services, Inc., and Pinnacle Benefits, Inc. since October 31, 2008. Mr. Yocke has been a Director of ECIC since November 2005 and EICN since April 2007. Prior to joining the Company, Mr. Yocke was Senior Vice President for the Willis Group, a London-based risk management and insurance intermediary, from 2004 to 2005. Previously, he served as Chief Financial Officer for AVRA Insurance Company from 2002 to 2004, Director of Deloitte & Touche West Region Actuarial and Risk Management Consulting from 1996 to 2002, and Director of West Region Risk Management Consulting for Ernst & Young LLP from 1987 to 1996. Mr. Yocke is a licensed Certified Public Accountant in the state of California. Mr. Yocke holds a B.S. degree from St. Mary's College of California.
Lenard T. Ormsby. Mr. Ormsby has served as Executive Vice President, General Counsel, Chief Legal Officer and Secretary of Employers Holdings since February 2007. He was appointed Corporate Secretary to EIG in April 2005, General Counsel in October 2006 and Chief Legal Officer in November 2006. He previously served as Executive Vice President and General Counsel of EICN and ECIC from June 2002 to November 2006. He has served as Secretary or Assistant Secretary of EICN, ECIC, EOH, and EIS since 2002, EGI since April 2005, and as Assistant Secretary of EPIC, EAC, Pinnacle Benefits, Inc., EIG Services, Inc., and AmSERV, Inc. (and their predecessors) since November 2008. Mr. Ormsby has been a Director of ECIC since June 2004, EICN since April 2007, and EPIC, EAC, Pinnacle Benefits, Inc., EIG Services, Inc., and AmSERV, Inc. (and their predecessors) since November 2008. He was Chief Operating Officer of the Fund and EICN from 1999 to June 2002 and General Counsel of the Fund from 1995 to 1999. Before joining the Fund, Mr. Ormsby was a partner in the Nevada law firm of McDonald, Carano, Wilson, McCune, Bergin, Frankovich & Hicks. Mr. Ormsby is a retired Lt. Colonel from the U.S. Military where he served for over 25 years in the Nebraska and Nevada Air National Guard and the U.S. Air Force.
Ann W. Nelson. Ms. Nelson has served as Executive Vice President, Corporate and Public Affairs of Employers Holdings since February 2007. She has served as Executive Vice President, Corporate and Public Affairs of EICN and ECIC since January 2006. Ms. Nelson served EICN as Associate General Counsel from January through December 1999, as General Counsel from December 1999 through July 2002, Executive Vice President of Government Affairs from July 2002 through July 2004, and Executive Vice President of Strategy and Corporate Affairs from July 2004 through December 2005. Ms. Nelson's governmental experience includes service as Legal Counsel to Nevada Governor Bob Miller from 1994 to 1999, and as a Deputy District Attorney in the Civil Division of the Washoe County District Attorney's Office in Reno, Nevada from 1993 through 1994. Ms. Nelson holds a B.A. degree from the University of Nevada, Reno, and a J.D. degree, cum laude, from the University of San Francisco School of Law. She is a member of the Washoe County Bar Association and the State Bar of Nevada.
John P. Nelson. Mr. Nelson has been Executive Vice President and Chief Administrative Officer of Employers Holdings since June 2008. He has been Senior Vice President and Chief Administrative Officer of Employers Holdings since February 2007 and Senior Vice President and Chief Administrative Officer of EICN and ECIC since July 2004. Prior to joining the Company, he was Vice President, Human Resources & Administration for Fielding Graduate University in Santa Barbara, California from October 1993 to June 2004. Mr. Nelson has 27 years of experience in the field of Human Resources.

Richard P. Hallman. Mr. Hallman has been Senior Vice President and Chief Information Officer of Employers Holdings since January 2011. He has been Senior Vice President and Chief Information Officer of EICN since June 2010 and previously served for five years as Vice President of Information Technology-Infrastructure and Operations of EICN, managing enterprise-wide IT systems and critical data center operations. Prior to joining the Company, Mr. Hallman held senior IT leadership positions at Intuit, Inc. where he managed data center operations, IT site facilities and the company's IT payroll operations activities. While at Intuit, Inc., he also provided strategic and tactical IT support to various business units. Mr. Hallman was also the IT Operations Manager for Computing Resources Inc. providing direct technology management for ACH payroll processing to over 80 banking partners. He is an Information Technology veteran with over 20 years of leadership experience. Mr. Hallman is also retired from the U.S. Military where he served for over 23 years in the Nevada Air National Guard and the U.S. Air Force.
Key Employees

Name	Position
Cecelia M. Abraham	Senior Vice President and Chief Underwriting Officer
Stephen V. Festa	Senior Vice President and Chief Claims Officer
Gretchen K. Hofeling	Vice President and Corporate Controller
Mark R. Hogle	Senior Vice President and Regional Manager of the Eastern Region
T. Hale Johnston	Senior Vice President and Regional Manager of the Western Region
David M. Quezada	Senior Vice President and General Manager of Strategic Partnerships and Alliances
Bryan C. Ware	Senior Vice President and Chief Actuary
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 27, 2013, by:

•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each Director;

•	each named executive officer; and

•	all Directors and executive officers as a group.

Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying options and RSUs that are currently exercisable or exercisable within 60 days of March 27, 2013 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 27, 2013, 30,914,201 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
Blue Harbour Group, 646 Steamboat Road, Greenwich, CT 06830	2,258,704	(2)	7.3
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	1,854,598	(3)	6.0
Blackrock Inc., 40 East 52nd Street, New York, NY 10022	1,553,735	(4)	5.0
Lee Munder Capital Group, 200 Clarendon Street, T-28, Boston, MA 02116	1,755,635	(5)	5.7
Robert J. Kolesar	31,331		*
Richard W. Blakey	43,721		*
Valerie R. Glenn	53,088	(6)	*
Rose E. McKinney-James	23,504		*
Ronald F. Mosher	34,889	(7)	*
Katherine W. Ong	27,264		*
Michael D. Rumbolz	35,152	(8)	*
John P. Sande, III	27,852	(9)	*
Douglas D. Dirks	511,260	(10)	1.7
William E. Yocke	153,387	(11)	*
Lenard T. Ormsby	135,685	(12)	*
Ann W. Nelson	92,030	(13)	*
John P. Nelson	118,408	(14)	*
All Directors and executive officers as a group (13) persons	1,287,571	(15)	4.2

*	Represents less than 1%

(1)	The address of all current executive officers and directors listed above is in the care of the Company.

(2)
Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 4, 2013. Blue Harbour Group reported shared voting and dispositive power with respect to all 2,258,704 shares of common stock.

(3)
Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 11, 2013. The Vanguard Group, Inc. reported sole voting power with respect to 51,654 shares of common stock, sole dispositive power with respect to 1,805,244 shares of common stock and shared dispositive power with respect to 49,354 shares of common stock.

(4)
Information concerning stock ownership obtained from Schedule 13G filed with the SEC on February 8, 2013. Blackrock Inc. reported sole voting and dispositive power with respect to all 1,553,735 shares of common stock.

(5)
Information concerning stock ownership obtained from the Schedule 13G filed with the SEC on February 11, 2013. Lee Munder Capital Group reported sole voting power with respect to 1,304,229 shares of common stock.

(6)	Includes 30,199 shares of common stock beneficially owned by the Glenn Family Trust.

(7)	Includes 12,000 shares of common stock beneficially owned by the Ronald F. Mosher Retirement Trust.

(8)	Includes 17,331 shares of common stock beneficially owned by the Michael and Geri Rumbolz Living Trust.

(9)	Includes 5,500 shares of common stock beneficially owned by the G&J Sande Family Trust.

(10)
Includes (i) 367,520 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (ii) 9,567 restricted stock units that will vest within 60 days of March 27, 2013.

(11)
Includes (i) 6,250 shares of common stock beneficially owned by the Yocke 2006 Family Trust; (ii) 114,999 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (iii) 2,250 restricted stock units that will vest within 60 days of March 27, 2013.

(12)
Includes (i) 103,774 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (ii) 1,975 restricted stock units that will vest within 60 days of March 27, 2013.

(13)
Includes (i) 79,803 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (ii) 1,800 restricted stock units that will vest within 60 days of March 27, 2013.

(14)
Includes (i) 90,816 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (ii) 1,975 restricted stock units that will vest within 60 days of March 27, 2013.

(15)
Includes (i) 756,912 shares of common stock subject to options that were exercisable as of March 27, 2013 or that will become exercisable within 60 days of March 27, 2013; and (ii) 17,567 restricted stock units that will vest within 60 days of March 27, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Employers Holdings' Directors and certain officers are required to report their ownership and changes in ownership of Employers Holdings common stock to the SEC. These individuals are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the forms filed and received, the Company believes that its Section 16(a) officers and Directors timely filed all of the required forms, except for Robert Kolesar, who failed to disclose 170 shares, which were purchased as a result of reinvested dividends beginning in August 2011.
AUDIT MATTERS
Audit Committee Independence
The three members of Employers Holdings' Audit Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit Committee
Complaints or concerns about accounting matters may be submitted to the Audit Committee in any of the following ways:

•	by mailing a written description of the complaint or concern to the following address: Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521

•	by sending a written description of the complaint or concern to the following e-mail address: CorporateComplianceOfficer@employers.com;

•	or by calling the toll-free hotline and talking to a disinterested person at (800) 826-6762.
Reports may be made anonymously. The Corporate Compliance Officer will check the above mailbox, e-mail address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate Audit Committee action will be submitted to the Chairman of the Audit Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the Audit Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Audit Committee Report
In connection with the financial statements for the fiscal year ended December 31, 2012, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
and received the written disclosure and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, at the February 27, 2013 meeting of the Board, that Employers Holdings' audited financial statements for the year ended December

31, 2012 be included in the Annual Report on Form 10-K filed with the SEC. The Board has approved the inclusion of this Audit Committee Report in this Proxy Statement.
/s/ Audit Committee
Michael D. Rumbolz, Chair
John P. Sande, III
Richard W. Blakey
Service Fees Paid to Independent Accounting Firm
The Audit Committee engaged Ernst & Young to perform an annual audit of the Company's financial statements for the fiscal year ended December 31, 2012 and the Company's internal controls over financial reporting as of December 31, 2012. Following is the breakdown of fees paid to Ernst & Young by the Company for the last two fiscal years.
Audit Fees. Fees incurred for audit services provided by Ernst & Young approximated $1,834,000 and $1,795,795 for fiscal years 2012 and 2011, respectively. These amounts include the annual financial statement audits for the years ended December 31, 2012 and 2011; audit of the Company's internal controls over financial reporting as of December 31, 2012 and 2011; reviews of the Company's quarterly financial statements; annual statutory audits of the Company's insurance subsidiaries for the year ended December 31, 2012 and 2011; and comfort letters and consents related to registration statements. All of such audit fees were pre-approved by the Audit Committee.
Audit-Related Fees. Fees incurred for audit-related services provided by Ernst & Young related to employee benefit plan audits, and rendered in connection with a failed acquisition approximated $30,300 and $221,455 for fiscal years ended 2012 and 2011. All of such audit-related fees were pre-approved by the Audit Committee.
Tax fees. The Company has not incurred any tax-related fees from Ernst & Young for 2012 or 2011.
All Other Fees. In 2012, the Company paid Ernst & Young $3,500 for subscriptions to an accounting research tool. In 2011, the Company paid Ernst & Young $40,000 for its assistance with the triennial examinations conducted on our four insurance subsidiaries by the Departments of Insurance of Nevada, California and Florida. The Company did not incur any other fees from Ernst & Young for 2010. These non-audit fees were pre-approved by the Audit Committee.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its Charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 2 of the “Authority, Responsibilities, and Limitations” section, the committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditors (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the Committee or by one or more members of the Committee as designated by the Committee or the Chairman of the Committee, and the person(s) granting such approval report such approval to the Committee at the next scheduled meeting.
GOVERNANCE DOCUMENT INFORMATION
Employers Holdings Board of Directors Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them from Vice President, Investor Relations, Vicki Erickson Mills, at (775) 327-2794.

SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals intended for inclusion in the next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, Employers Holdings, Inc., at 10375 Professional Circle, Reno, Nevada 89521, and must be received by December 13, 2013. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by February 22, 2014. The Company's Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than February 22, 2014 and not earlier than January 23, 2014.
DISTRIBUTION INFORMATION
Only one Annual Report to Stockholders and Proxy Statement is being delivered to multiple stockholders sharing an address unless Employers Holdings received other instructions from one or more of the stockholders.
If a stockholder wishes to receive a hard copy of the Annual Report or Proxy Statement, he or she should contact Employers Holdings' transfer agent, Wells Fargo Shareholder Services, at 1-800-468-9716 or by writing to Wells Fargo Shareowner Services at P.O. Box 64854, St. Paul, MN 55164-0854 or www.wellsfargo.com/shareownerservices. The stockholder will be sent, without charge, a print copy of the Annual Report and/or Proxy Statement promptly upon request.

GENERAL
The Board of Directors knows of no other matters which will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Employers Holdings will bear the expense of preparing, printing and mailing this Proxy Statement. Officers and regular employees of Employers Holdings and its subsidiaries may solicit the return of proxies. However, they will not receive additional compensation for soliciting proxies. Employers Holdings has engaged the services of Morrow & Co., LLC to assist it in the solicitation of proxies at an anticipated cost of $6,750, plus reasonable and customary disbursements. Employers Holdings has requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
So that your shares may be represented if you do not plan to attend the Annual Meeting, please vote your proxy by telephone or by the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation is appreciated.
On Behalf of the Board of Directors,
Lenard T. Ormsby, Secretary
April 12, 2013

EMPLOYERS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 23, 2013
9:30 a.m. Pacific Daylight Time

RENO-SPARKS CONVENTION CENTER
4590 South Virginia Street
Reno, Nevada 89502

Employers Holdings, Inc. 10375 Professional Circle Reno, Nevada 89521-4802	Proxy

The undersigned hereby appoints Robert J. Kolesar, Valerie R. Glenn and Ronald F. Mosher, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders to be held on May 23, 2013, or at any adjournment or postponement thereof. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted “FOR” the Director nominee listed in Proposal 1, “FOR” approval of the compensation paid to the Company’s Named Executive Officers in Proposal 2, and “FOR” ratification of the Company’s independent accounting firm, Ernst & Young LLP, for 2013 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

See reverse for voting instructions.

Shareowner Services P.O. Box 6494 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET – www.eproxy.com/eig Use the Internet to vote your proxy until 12:00 p.m. (CDT) on May 22, 2013.

( PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on May 22, 2013.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

I
VOTE IN PERSON – Sign and date your
proxy card and bring it to the Annual Meeting
on Thursday, May 23, 2013 at 9:30 a.m. (PDT)
at the Reno-Sparks Convention Center,
4590 South Virginia Street, Reno, Nevada.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.

1. Election of Director:	01 Michael D. Rumbolz	☐	Vote FOR the nominee			☐	Vote WITHHELD from the nominee

2. To approve the Company’s executive compensation.		☐	For	☐	Against	☐	Abstain

3. Ratification of the appointment of the Company’s independent accounting firm, Ernst & Young LLP, for 2013.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

Address Change? Mark box, sign, and indicate changes below:	☐

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.